Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Exhibit 10.6

AGREEMENT AND PLAN OF MERGER

by and among

SPORTRADAR HOLDING AG,

ATRIUM SPORTS, INC.,

ANDRETTI MERGER SUB, INC.,

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

as Equityholder Representative

Dated as of March 21, 2021

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

i

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

4.19	Employee Benefit Plans	30
4.20	Affiliate Transactions	32
4.21	Insurance	33
4.22	Tax Matters	33
4.23	Compliance with Environmental Laws	35
4.24	Customers	36
4.25	No Brokers	36
4.26	No Other Representations	36

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		37

5.1	Organization of Parent and Merger Sub	37
5.2	Interim Operations of Merger Sub	37
5.3	Authorization	37
5.4	Consents and Approvals	38
5.5	No Conflict or Violation	38
5.6	Litigation	38
5.7	Availability of Funds	38
5.8	No Brokers	39
5.9	No Reliance	39
5.10	No Other Representations	39

ARTICLE VI. COVENANTS		40

6.1	Conduct of Business by the Company	40
6.2	Locked Box Events	42
6.3	Access to Information	43
6.4	Consents; Filings	43
6.5	Company Written Consent; Stockholder Notice	45
6.6	Tax Matters	46
6.7	Indemnification of Officers and Directors	48
6.8	Confidentiality; Publicity	49
6.9	Exclusivity	49
6.10	R&W Insurance Policy	50
6.11	280G Cooperation	50
6.12	Benefits Plan Terminations	50
6.13	Continuation of Compensation and Benefits.	50
6.14	Notices of Certain Events	51
6.15	Further Assurances	52
6.16	Termination of Certain Agreements	52
6.17	Financing Matters	52

ARTICLE VII. INDEMNIFICATION; REMEDIES		54

7.1	Survival	54
7.2	Indemnification	55

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

7.3	Limitations on Indemnity	56
7.4	Direct Claims Indemnification Procedures	56
7.5	Defense of Third-Party Claims	57
7.6	Effect of Knowledge or Waiver of Condition	58
7.7	Escrow; Payment.	59
7.8	No Contribution	59
7.9	Indemnification Sole Remedy	59
7.10	Tax Consequences of Payments	60
7.11	Losses Net of Insurance and Other Recoveries	60
7.12	Mitigation and Subrogation	60

ARTICLE VIII. CONDITIONS TO CLOSING		60

8.1	Conditions to the Obligations of Each Party	60
8.2	Conditions to Obligations of the Company	61
8.3	Conditions to Obligations of Parent and Merger Sub.	61

ARTICLE IX. TERMINATION		62

9.1	Termination	62
9.2	Effect of Termination	63

ARTICLE X. MISCELLANEOUS		64

10.1	Defined Terms	64
10.2	Usage; Disclosure Schedules	80
10.3	Assignment	81
10.4	Governing Law	81
10.5	Consent to Jurisdiction	81
10.6	Waiver of Trial by Jury	81
10.7	Counterparts	82
10.8	Headings	82
10.9	Notices	82
10.10	Amendments; Waivers	83
10.11	Severability	84
10.12	Entire Agreement	84
10.13	Construction	84
10.14	No Personal Liability	84
10.15	Fees, Costs and Expenses	85
10.16	No Third-Party Beneficiaries	85
10.17	Specific Enforcement	85
10.18	Release	85
10.19	Appointment of the Equityholder Representative	86
10.20	Legal Representation	87

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

List of Exhibits and Schedules

Exhibit A	Form of Certificate of Merger

Exhibit B	Certificate of Incorporation of Surviving Corporation

Exhibit C	Bylaws of Surviving Corporation

Exhibit D	Form of Letter of Transmittal

Exhibit E	Form of Company Written Consent

Exhibit F	R&W Insurance Policy

Exhibit G	Sample Consideration Schedule

Exhibit H	Form of Consent Agreement

Exhibit I	Form of Promised Option Payment Release

Exhibit J	Form of Option Cancellation and Release Agreement

Exhibit K	Form of Warrant Cancellation and Release Agreement

Schedule I	Consenting Stockholders

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 21, 2021, is by and among (i) Sportradar Holding AG, a Swiss stock corporation organized under the laws of Switzerland (“Parent”); (ii) Andretti Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”); (iii) Atrium Sports, Inc., a Delaware corporation (the “Company”); and (iv) Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Company Equityholders (the “Equityholder Representative”).

RECITALS

WHEREAS, the parties hereto desire to effect the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company with the Company continuing as the surviving corporation in the merger (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Board of Directors of Parent has (i) determined that it is in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, the Board of Directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and the Stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (iii) resolved to recommend that the Stockholders adopt this Agreement and approve the Merger;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each Stockholder identified on Schedule I (the “Consenting Stockholders”) is executing and delivering to the Company, and the Company shall thereafter deliver to Parent, a Consent Agreement in the form attached hereto as Exhibit H;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each Warrant Holder is executing and delivering to the Company, and the Company shall thereafter deliver to Parent, a Warrant Cancellation and Release Agreement in the form attached hereto as Exhibit K (each, a “Warrant Termination Agreement”); provided that any Warrant Holder that is not executing and delivering a Warrant Termination Agreement concurrently with the execution and delivery of this Agreement may do so (in a form reasonably satisfactory to Parent) after the date hereof but as a condition to the receipt of such Warrant Holder’s cash proceeds payable under this Agreement to the extent such requirement is permissible under the terms of the applicable Company Warrant;

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

WHEREAS, immediately following the execution of the Agreement, in accordance with the Consent Agreements executed and delivered contemporaneously with this Agreement, the Consenting Stockholders will execute and deliver to the Company, and the Company shall thereafter deliver to Parent, the Company Written Consent;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, the Company, Andretti Management Aggregator, LLC, a Delaware limited liability company (“Management Aggregator”), and certain Company Equityholders are entering into a Contribution and Exchange Agreement (the “Contribution and Exchange Agreement”), pursuant to which, on the Closing Date but immediately prior to the Effective Time, (a) certain Company Equityholders will contribute certain shares of Company Capital Stock, including certain shares deemed to be issued upon the exercise of Company Options in accordance with Section 2.4(a) (the “Contributed Aggregator Shares”), and Promised Optionees will contribute certain cash payments as set forth in Sections 2.4(b) and 2.4(c) (the “Contributed Cash”), to Management Aggregator in exchange for interests in Management Aggregator and following such contribution, Management Aggregator will contribute such Contributed Aggregator Shares and Contributed Cash to Parent in exchange for shares of Parent Stock, and (b) certain Company Equityholders will contribute certain shares of Company Capital Stock (the “Contributed Direct Shares” and, together with the Contributed Aggregator Shares, the “Rollover Shares”) to Parent in exchange for shares of Parent Stock, in each case, in accordance with, and subject to the terms and conditions of such Contribution and Exchange Agreement;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, [*****] and [*****] are entering into amendments to their existing employment agreements each of which shall become effective upon the Closing; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement.

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

THE MERGER

1.1    The Merger. Pursuant to the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company will continue as the surviving corporation in the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation”.

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

1.2    Effective Time. Contemporaneously with, or as promptly as practicable after the Closing on the Closing Date, Parent, Merger Sub and the Company shall cause a certificate of merger in the form attached hereto as Exhibit A (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings required under the DGCL. The Merger shall become effective upon the filing and acceptance by the Secretary of State of the State of Delaware of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

1.3    Effects of the Merger. At the Effective Time, and without any further action on the part of the Company or Merger Sub:

(a)    the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety in the form of the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, as set forth in Exhibit B, and as so amended shall be the certificate of incorporation of the Surviving Corporation, except that the name of the Surviving Corporation shall be the name of the Company as of immediately prior to the Effective Time;

(b)    the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety in the form of the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, as set forth in Exhibit C, and as so amended shall be the bylaws of the Surviving Corporation, except that the name of the Surviving Corporation shall be the name of the Company as of immediately prior to the Effective Time;

(c)    the directors and officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation; and

(d)    the Merger shall, from and after the Effective Time, have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges and powers of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

ARTICLE II.

EFFECT ON CAPITAL STOCK

2.1    Treatment of Capital Stock in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Stockholder:

(a)    Effect on Company Capital Stock. Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time, other than shares of Company

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Capital Stock to be cancelled pursuant to Section 2.1(b) or Dissenting Shares, shall be converted into the right to receive: (i) at the Effective Time, the applicable Per Share Payment upon surrender in accordance with Section 2.2, subject to reduction, if applicable, for the Pro Rata Portion of the Indemnity Escrow Amount and the Representative Expense Fund attributable to such share of Company Capital Stock; and (ii) upon any release of funds for the benefit of such share of Company Capital Stock from the Indemnity Escrow Account or the Representative Expense Fund, the applicable Pro Rata Portion, if any, of such amounts attributable to such share of Company Capital Stock. As of the Effective Time, all shares of Company Capital Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter represent only the right to receive the Per Share Payments, to be paid in accordance with Sections 2.3 and 2.6.

(b)    Cancellation of Certain Company Capital Stock. Each issued and outstanding share of Company Capital Stock held by the Company as treasury stock or held directly by Parent (including the Rollover Shares following the consummation of the transactions contemplated by the Contribution and Exchange Agreement), Merger Sub or a Subsidiary of the Company, Parent or Merger Sub, in each case, immediately prior to the Effective Time, shall automatically be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(c)    Effect on Merger Sub Common Stock. At the Effective Time, each share of the common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one (1) fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding share of capital stock of the Surviving Corporation.

(d)    No Interest. No interest will be paid or accrued, and no Stockholder shall be entitled to receive, any interest upon surrender of any Company Common Stock.

2.2    Payment for Securities.

(a)    Paying Agent. Prior to the Effective Time, Parent shall engage Acquiom Financial LLC, a Colorado limited liability company (or such other reputable bank, trust or administrator company reasonably acceptable to the Company) to act as the payments administrator for purposes of effecting certain payments of the consideration in connection with the Merger (the “Paying Agent”) and enter into a payments administration agreement (the “Paying Agent Agreement”) in a form reasonably acceptable to the Company. Parent shall pay, or cause to be paid, the fees and expenses of the Paying Agent.

(b)    Procedures for Surrender.

(i)    Certificates. As soon as reasonably practicable after the date hereof, Parent and the Company shall cause the Paying Agent to mail or otherwise deliver (including via e-mail with access to a website or similar electronic delivery) to each holder of record of Company Capital Stock represented by certificates (the “Certificates”), which shares of Company Capital Stock will be converted into the right to receive the consideration set forth in Section 2.1 at the Effective Time, a letter of transmittal substantially in the form attached hereto as Exhibit D (a

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Letter of Transmittal”) and instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e) and, if required, an indemnification agreement) in exchange for payment of the consideration set forth in Section 2.1. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e) and, if required, an indemnification agreement) to the Paying Agent, and delivery of (A) a Letter of Transmittal, in accordance with the terms of such Letter of Transmittal, duly executed and in proper form, with respect to such Certificate, and (B) to the extent such holder did not execute a Consent Agreement contemporaneously with the execution and delivery of this Agreement, a duly executed Consent Agreement, in the form attached hereto as Exhibit H, the holder of such Certificate shall, subject to the consummation of the Closing, be entitled to receive in exchange therefor the consideration set forth in Section 2.1 for each share of Company Capital Stock formerly represented by such Certificate, and any Certificate so surrendered shall be cancelled. If payment of such consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of Parent and the Surviving Corporation that such Taxes either have been paid or are not required to be paid. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the consideration set forth in Section 2.1, except for Certificates representing Dissenting Shares, which shall be treated in accordance with Section 2.3. No payment shall be made with respect to any Certificates until the surrender of such Certificates (or affidavits of loss in lieu of such Certificates) for exchange together with a properly completed and duly executed Letter of Transmittal.

(ii)    Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated shares of Company Capital Stock represented by book-entry (for the avoidance of doubt, including those recorded on eShares, Inc.’s (dba Carta, Inc.’s) online platform) (“Book-Entry Shares”) shall be required to deliver a Certificate. As soon as reasonably practicable after the date hereof, Parent and the Company shall cause the Paying Agent to mail or otherwise deliver (including via e-mail with access to a website or similar electronic delivery) to each holder of record of Book-Entry Shares, which Book-Entry Shares will be converted into the right to receive the consideration set forth in Section 2.1 at the Effective Time, a Letter of Transmittal and instructions for returning such Letter of Transmittal in exchange for the consideration set forth in Section 2.1. Upon delivery of (A) such Letter of Transmittal, in accordance with the terms of such Letter of Transmittal, duly executed and in proper form, and (B) to the extent such holder did not execute a Consent Agreement contemporaneously with the execution and delivery of this Agreement, a duly executed Consent Agreement, in the form attached hereto as Exhibit H, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor the consideration set forth in Section 2.1 for each Book-Entry Share. Payment of consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the consideration set forth in Section 2.1, except for Book-Entry Shares representing Dissenting Shares, which shall be treated in accordance with Section 2.3. No payment shall be made with respect to any Book-Entry Share until the delivery of a properly completed and duly executed Letter of Transmittal.

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(c)    Transfer Books; No Further Ownership Rights in Company Capital Stock. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Capital Stock shall thereafter be made. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement. From and after the Effective Time, each holder of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights as a stockholder of the Company, except as expressly provided in this Agreement.

(d)    Termination of Fund; Abandoned Property; No Liability. Any portion of the funds (including any interest received with respect thereto) made available to the Paying Agent that remain unclaimed by the holders of Certificates or Book-Entry Shares on the first anniversary of the Closing Date will be returned to the Surviving Corporation or an Affiliate thereof designated by the Surviving Corporation, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Shares for the consideration set forth in Section 2.1 in accordance with this Section 2.2 prior to such time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for delivery of such consideration, without interest, in respect of such holder’s surrender of their Certificates or Book-Entry Shares in compliance with the procedures in this Section 2.2. Any consideration remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority will, to the extent permitted by applicable Law, become the property of the Surviving Corporation or an Affiliate thereof designated by the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective Affiliates will be liable to any holder of Certificates or Book-Entry Shares for consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the consideration made available to the Paying Agent to pay for shares of Company Capital Stock for which appraisal rights have been perfected shall be returned to the Surviving Corporation or an Affiliate thereof designated by the Surviving Corporation upon demand.

(e)    Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the consideration payable in respect thereof pursuant to Section 2.1. Parent or the Paying Agent may, in their reasonable discretion and as a condition precedent to the payment of such consideration, require the owner of any lost, stolen or destroyed Certificate to deliver an indemnification agreement in such form and containing such substance reasonably acceptable to Parent or the Paying Agent, as applicable, indemnifying Parent and/or the Paying Agent against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

2.3    Dissenting Shares.

(a)    Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.3), shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time and held by a Stockholder who is entitled to demand and has properly demanded appraisal for such shares of Company Capital Stock in accordance with, and who complies in all respects with, Section 262 of the DGCL or other similar rights (if any) under applicable Law (such shares of Company Capital Stock, the “Dissenting Shares”) shall not be converted into or represent a right to receive a portion of the consideration set forth in Section 2.1. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights granted to them under Section 262 of the DGCL or other applicable Law (if any). If any such holder fails to perfect or otherwise waives, withdraws or loses such holder’s right to appraisal under Section 262 of the DGCL or such other applicable Law, then such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into, and shall represent only, the right to receive (upon surrender in accordance with Section 2.2) the consideration set forth in Section 2.1, without interest.

(b)    Prior to the Closing Date, the Company shall give Parent (i) prompt written notice of any demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL (and of any similar demand purportedly made under other applicable Law) and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Closing Date, the Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), make any payment with respect to any such demands or offer to settle or settle any such demands other than as required by Law or pursuant to a final court order. Prior to the Closing Date, any written communication to be made by the Company to any holder of Company Capital Stock with respect to such demands shall be submitted to Parent in advance and the Company shall consider in good faith any input from Parent with regards to such written communication. Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with Section 2.1 (“Excess Dissenting Share Payments”), Parent shall be entitled to recover the amount of such Excess Dissenting Share Payments in accordance with the terms of Article VII hereof.

2.4    Treatment of Company Options, Option Award Promises and Company Warrants.

(a)    Immediately prior to the Effective Time (and prior to giving effect to the transactions contemplated by the Contribution and Exchange Agreement), each In-the-Money Option then outstanding (whether vested or unvested) shall be cancelled and converted as of the Effective Time into the right to receive, upon delivery of an option cancellation and release agreement in the form attached hereto as Exhibit J (each, an “Option Cancellation Agreement”), an amount in cash equal to, for each share of Company Common Stock subject to an In-the-Money Option and not deemed to be issued upon the exercise of such Company Option and contributed to the Management Aggregator in accordance with the Contribution and Exchange Agreement (as set forth on the Closing Consideration Schedule), the product of (i) the excess of the value of the applicable Per Share Payment over the exercise price per share of such In-the-Money Option, and (ii) the number of shares of Company Common Stock then subject to such In-the-Money Option

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

that are not deemed exercised in accordance with the Contribution and Exchange Agreement. Each In-the-Money Option relating to shares of Company Common Stock that are contributed to the Management Aggregator in accordance with the Contribution and Exchange Agreement (as set forth on the Closing Consideration Schedule) shall be deemed to be exercised immediately prior to the Effective Time (and prior to giving effect to the transactions contemplated by the Contribution and Exchange Agreement) on a “net exercise” basis whereby the number of shares deemed issued shall be reduced by an amount equal to the aggregate exercise price thereof divided by the amount of the Per Share Payment. Each Company Option that is not an In-the-Money Option will be cancelled and forfeited for no consideration.

(b)    Immediately prior to the Effective Time (and prior to giving effect to the transactions contemplated by the Contribution and Exchange Agreement), each Option Award Promise then outstanding shall be cancelled and converted as of the Effective Time into the right to receive, conditioned upon (x) the Promised Optionee’s continued employment or service with the Company Group through the date of Closing, if such recipient is an employee or other service provider of the Company Group as of the date of this Agreement, and (y) execution and delivery of a Promised Option Payment Release in the form attached hereto as Exhibit I, for each share of Company Common Stock deemed to be subject to such Option Award Promise, an amount in cash equal to the product of (i) the excess of the value of the applicable Per Share Payment over the deemed exercise price per share of such Option Award Promise, and (ii) the number of shares of Company Common Stock subject to such Option Award Promise, it being understood that the portion of such cash constituting the Contributed Cash shall be deemed to be contributed to the Management Aggregator in accordance with the Contribution and Exchange Agreement.

(c)    From and after the Effective Time, the former holder of any Company Option or Option Award Promise shall have no further rights with respect to Company Options or Option Award Promises, other than the right to receive payment in accordance with Section 2.4(a) or Section 2.4(b), as applicable (without limiting such holder’s rights under the Contribution and Exchange Agreement). Upon the later of three (3) Business Days after the Closing and Parent’s or its applicable Affiliate’s (including the Company’s) first ordinary payroll date after an Optionholder’s execution and delivery of an Option Cancellation Agreement or the Promised Optionee’s execution and delivery of a Promised Option Payment Release, as applicable, Parent shall cause to be paid to such former holder of Company Options or Option Award Promises the cash consideration to be paid to such former holder pursuant to Section 2.4(a) or Section 2.4(b), as set forth on the Closing Consideration Schedule, which shall be paid through the payroll system of Parent or its Affiliates (including the Company) subject to applicable Tax withholding; provided that, the portion of such amount payable pursuant to Section 2.4(b) that constitutes the Contributed Cash shall be deemed to be contributed to the Management Aggregator in accordance with the Contribution and Exchange Agreement. For the avoidance of doubt, payments to holders of Company Options and Option Award Promises under this Section 2.4(c) shall be reduced by all tax withholding amounts associated with Contributed Cash and with the Company Options that are deemed exercised in accordance with Section 2.4(a) (and if the total tax withholding amounts exceed the cash amounts otherwise payable under this Section 2.4(c), the Company will be permitted to withhold such excess from any other cash payment made to the applicable holder, including any cash bonus, being made to such holder in connection with the transactions contemplated by this Agreement and the Ancillary Agreements (in addition to the applicable withholding on such cash bonus or other cash payment)). In the event that the cash payments to

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

which any such holder is entitled in connection with the transactions contemplated by this Agreement and the Ancillary Agreements (whether in respect of Company Options, Option Award Promises, cash bonuses or otherwise) are less than the aggregate required Tax withholding amounts with respect to such payments, then notwithstanding anything in this Agreement to the contrary, the Tax withholding amounts that are paid or payable by the Company to the applicable taxing authorities in excess of such cash payments will be treated as Transaction Expenses for purposes of this Agreement.

(d)    Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary or appropriate (including sending any required notices) to effect the transactions described in this Section 2.4, and to ensure that, following the Effective Time, no former holder of a Company Option shall have any right to acquire any Company Capital Stock or to receive any payment, right or benefit with respect to any award previously granted under the Company Equity Plans, except the right to receive a payment with respect thereto as provided in this Section 2.4.

(e)    At the Effective Time, each Company Warrant shall be automatically cancelled, retired, shall cease to exist and shall be converted into the right to receive an amount equal to the difference between (i) the product of (x) the applicable Per Share Payment multiplied by (y) the aggregate number of shares of Company Common Stock into which such Company Warrant would have been converted had such Company Warrant been exercised in full immediately prior to the Effective Time, minus (ii) the aggregate exercise price of such Company Warrant. Such amount shall be paid in cash (subject to the rights and obligations herein with respect to the Indemnity Escrow Funds and the Representative Expense Fund, and under Article VII, with respect to proceeds received in exchange for Company Warrants held by Stockholders).

2.5    Closing Consideration Schedule.

(a)    Exhibit G sets forth, as of the date of this Agreement, the following, in each case calculated in accordance with this Agreement, which shall be for illustrative purposes only (the “Sample Consideration Schedule”):

(i)    all Stockholders, and with respect to each Stockholder: (A) the number of shares of Company Capital Stock held by such Stockholder (including their respective Certificate numbers, if applicable); (B) the number, if any, of Rollover Shares to be contributed and exchanged by such Stockholder pursuant to the Contribution and Exchange Agreement; (C) the aggregate cash consideration to be paid to such Stockholder pursuant to Section 2.1; and (D) the number, if any, of shares of Parent Stock to be issued to such Stockholder in exchange for their Rollover Shares (or to the Management Aggregator in respect of such Rollover Shares);

(ii)    all Optionholders, and with respect to each Optionholder: (A) the number of shares of Company Common Stock underlying each Company Option held by such Optionholder, (B) the exercise price per share of each such Company Option, (C) the number, if any, of Rollover Shares to be contributed and exchanged by such Optionholder pursuant to the Contribution and Exchange Agreement and the number of shares of Company Common Stock deemed cancelled in the net exercise of such Company Option; (D) the Company’s calculation of the cash consideration, if any, to be paid to such Optionholder in respect of each Company Option

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

held by such Optionholder pursuant to Section 2.4; and (E) the number, if any, of shares of Parent Stock to be issued to such Optionholder in exchange for their Rollover Shares (or to the Management Aggregator in respect of such Rollover Shares);

(i)    all Promised Optionees, and with respect to each Promised Optionee: (A) the number of shares of Company Common Stock deemed to underlie each Option Award Promise attributable to such Promised Optionee, (B) the deemed exercise price per share of each such Option Award Promise, (C) the amount, if any, of Contributed Cash to be contributed and exchanged by such Promised Optionee pursuant to the Contribution and Exchange Agreement; (D) the Company’s calculation of the cash consideration to be paid to such Promised Optionee in respect of each Option Award Promise attributable to such Promised Optionee pursuant to Section 2.4; and (E) the number, if any, of shares of Parent Stock to be issued to such Promised Optionee in exchange for their Contributed Cash (or to the Management Aggregator in respect of such Contributed Cash);

(ii)    all Warrant Holders, along with (A) the number of shares of Company Common Stock underlying each Company Warrant held by such Warrant Holder, (B) the exercise price per share of each such Company Warrant, and (C) the Company’s calculation of the cash consideration, if any, to be paid to such Warrant Holder in respect of each Company Warrant held by such Warrant Holder pursuant to Section 2.4;

(iii)    the Pro Rata Portion of each Stockholder;

(iv)    the Pro Rata Indemnity Portion of each Stockholder; and

(v)    the amount of the Indemnity Escrow Amount and the Representative Expense Fund to be contributed by each Stockholder determined based on the Pro Rata Portion of each Stockholder.

(b)    At least five (5) Business Days prior to the Closing, the Company shall deliver to Parent a schedule (the “Closing Consideration Schedule”), which shall set forth the information listed in Section 2.5(a) and the Sample Consideration Schedule, in each case calculated in accordance with this Agreement and the applicable Ancillary Agreements and in a manner consistent with the methodology set forth in the Sample Consideration Schedule.

2.6    Deductions for Escrows and Representative Expense Fund.

(a)    In order to at least partially satisfy, and to establish a procedure for the satisfaction of, amounts owed to the Parent Indemnitees pursuant to Article VII hereof, pursuant to the Escrow Agreement, Parent shall deposit with the Escrow Agent in an escrow account established by the Escrow Agent (the “Indemnity Escrow Account”) [*****] on the Closing Date (the “Indemnity Escrow Amount”). Parent shall be deemed to have contributed the amount of the Indemnity Escrow Amount with respect to each Stockholder set forth on the Closing Consideration Schedule and the cash consideration otherwise payable to each Stockholder pursuant to Section 2.1 shall be reduced by such amount (and the Per Share Payments attributable to such Stockholder shall, subject to the provisions of this Agreement and the Escrow Agreement, be deemed to include a contingent right to receive such Stockholder’s Pro Rata Portion of any disbursements to the Stockholders from the Indemnity Escrow Account). The timing and

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

methodology for the release of the Indemnity Escrow Amount shall be governed by the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement; provided, however, that each of Parent and the Equityholder Representative agrees that it will act in good faith and cooperate with one another to execute and deliver such joint written instructions, including with respect to any distributions of the Indemnity Escrow Funds, to the Escrow Agent as are required to implement the intent of this Agreement and the Escrow Agreement. Within three (3) Business Days after the [*****] anniversary of the Closing Date, Parent and the Equityholder Representative shall jointly instruct the Escrow Agent to deliver to the Paying Agent, for further distribution to the Stockholders, the remaining Indemnity Escrow Funds minus the Pending Claims Amount. In the event of a distribution of any Indemnity Escrow Funds to the Stockholders, each Stockholder shall be entitled to receive its Pro Rata Portion of such distribution as set forth with respect to such Stockholder on the Closing Consideration Schedule. For tax purposes, the parties hereto acknowledge and agree that the Indemnity Escrow Funds are intended to be treated as an installment obligation for purposes of Section 453 of the Code.

(b)    Parent shall deposit with the Equityholder Representative in an account established by the Equityholder Representative $100,000 (the “Representative Expense Fund”) on the Closing Date, which will be used for the purposes of paying directly, or reimbursing the Equityholder Representative for, any third party expenses pursuant to this Agreement and the agreements ancillary hereto. Parent shall be deemed to have contributed the amount of the Representative Expense Fund with respect to each Stockholder set forth on the Closing Consideration Schedule and the cash consideration otherwise payable to each Stockholder pursuant to Section 2.1 shall be reduced by such amount (and the Per Share Payments attributable to such Stockholder shall, subject to the provisions of this Agreement and the Escrow Agreement, be deemed to include a contingent right to receive such Stockholder’s Pro Rata Portion of any disbursements to the Stockholders of the Representative Expense Fund). The Company Equityholders will not receive any interest or earnings on the Representative Expense Fund and irrevocably transfer and assign to the Equityholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Equityholder Representative will not be liable for any loss of principal of the Representative Expense Fund other than as a result of its gross negligence or willful misconduct. The Equityholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Equityholder Representative’s responsibilities, or earlier if so determined by the Equityholder Representative, the Equityholder Representative will deliver any remaining balance of the Representative Expense Fund to the Paying Agent, for further distribution to the Stockholders. In the event of a distribution of the Representative Expense Fund to the Stockholders, each Stockholder shall be entitled to receive its Pro Rata Portion of such distribution as set forth with respect to such Stockholder on the Closing Consideration Schedule. None of Parent, the Company or the Surviving Corporation or their respective Affiliates shall have any liability or responsibility to the Stockholders with respect to the Representative Expense Fund. For tax purposes, the Representative Expense Fund will be treated as having been received and voluntarily set aside by the Stockholders at the time of Closing.

2.7    Withholding Rights. Parent, the Surviving Corporation, its Subsidiaries, the Escrow Agent and the Paying Agent, as the case may be, shall be entitled to deduct and withhold

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

from the consideration otherwise payable or deliverable pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code and the Treasury Regulations or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority by Parent, the Surviving Corporation, its Subsidiaries, the Escrow Agent or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Notwithstanding anything to the contrary, any compensatory payments for Tax purposes payable pursuant to or as contemplated by this Agreement shall be paid through the accounts payable or payroll system of Parent or its Subsidiary subject to applicable Tax withholding.

2.8    Vesting of Parent Stock. All Parent Stock issued pursuant to the Contribution and Exchange Agreement, whether to Management Aggregator or directly to a Company Equityholder, will, in addition to other applicable terms of the governing documents of Parent and Management Aggregator, be subject to the vesting, forfeiture and other terms and conditions set forth on the Management Equity Terms Schedule in accordance with the Contribution and Exchange Agreement.

ARTICLE III.

CLOSING

3.1    The Closing. The closing of the Merger and the other transactions contemplated by this Agreement (the “Closing”) will take place at 9:00 a.m., Eastern Time, on the third (3rd) Business Day after satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Latham & Watkins LLP, 555 Eleventh Street NW, Suite 1000, Washington, D.C. 20004, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to herein as the “Closing Date”.

3.2    Payments at Closing. At the Closing:

(a)    Parent shall deposit, or cause to be deposited, with the Paying Agent an amount of cash sufficient to pay the aggregate cash consideration to which the Stockholders and Warrant Holders shall be entitled at the Effective Time pursuant to Sections 2.1, 2.4 and 2.5;

(b)    Parent shall deposit, or cause to be deposited, with the Company an amount of cash sufficient to pay the aggregate cash consideration to which the Optionholders and Promised Optionees shall be entitled at the Effective Time pursuant to Sections 2.4 and 2.5;

(c)    Parent shall deposit, or cause to be deposited, with the Escrow Agent the Indemnity Escrow Amount in the accounts specified by the Escrow Agent;

(d)    Parent shall deposit the Representative Expense Fund with the Equityholder Representative in the account specified by the Equityholder Representative; and

(e)    Parent shall (on behalf of the Company Group) pay, or cause to be paid, the Transaction Expenses as set forth in the Closing Expenses Certificate by wire transfer of

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

immediately available funds to the applicable bank account or accounts specified on the Closing Expenses Certificate; provided, that any Transaction Expenses that are to be paid to any officer, employee or consultant of the Company Group shall be deposited with the Company at the Closing and, upon the later of three (3) Business Days after the Closing and the Parent’s or its Affiliate’s (including the Company’s) first ordinary payroll date after the applicable recipient’s execution and delivery of a release in a form reasonably acceptable to Parent, paid to the applicable recipient through the payroll system of Parent or its Affiliate (including the Company), subject to applicable Tax withholding.

3.3    Deliveries at Closing. At the Closing:

(a)    Parent shall deliver to the Company (i) a duly executed counterpart to the Escrow Agreement, executed by Parent and the Escrow Agent and (ii) the Paying Agent Agreement, duly executed by Parent and the Paying Agent; and

(b)    The Company shall deliver to Parent (i) a duly executed counterpart to the Escrow Agreement, executed by the Equityholder Representative; (ii) a properly executed statement, dated as of the Closing Date, in a form reasonably acceptable to Parent and that satisfies the requirements of Treasury Regulations Section 1.1445-2(c)(3), together with the required notice to the IRS and written authorization for Parent to deliver such notice and a copy of such statement to the IRS on behalf of the Company upon the Closing; and (iii) a resignation letter, in form and substance reasonably satisfactory to Parent, from each director or officer of any member of the Company Group that is designated in writing (e-mail being sufficient) by Parent to the Company at least three (3) Business Days prior to the Closing Date.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise set forth on the Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1    Organization of the Company Group.

(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority required to own, lease and license its assets and properties and carry on its business as presently conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or licensed by it or the nature of its business makes such qualification or license necessary, [*****]

(b)    Section 4.1(b) of the Disclosure Schedule sets forth a true, correct and complete list of each Subsidiary of the Company and its entity type and jurisdiction of organization. Each Subsidiary of the Company is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation. Each Subsidiary of the Company has all requisite power and authority required to own, lease and license its assets and properties and carry on its business as presently conducted. Each Subsidiary of the Company

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or licensed by it or the nature of its business makes such qualification or license necessary, [*****]

(c)    The Company has made available to Parent accurate and complete copies of the Organizational Documents of each member of the Company Group.

4.2    Capitalization.

(a)    The authorized capital stock of the Company consists of (i) 122,076,754 shares of Company Class A Common Stock, (ii) 4,458,345 shares of Company Class B Common Stock, (iii) 70,186,521 shares of Series A-1 Preferred Stock and (iv) 10,700,000 shares of Series A Preferred Stock. As of the date of this Agreement and, except for any changes resulting from the exercise of Company Options or Company Warrants or any shares issued with Parent’s consent pursuant to Section 6.1(b)(iii), as of the Closing Date, there are (A) 20,759,143 shares of Company Class A Common Stock issued and outstanding, (B) 4,240,852 shares of Company Class B Common Stock issued and outstanding, (C) 70,000,000 shares of Series A-1 Preferred Stock issued and outstanding and (D) 10,700,000 shares of Series A Preferred Stock issued and outstanding. All of the issued and outstanding shares of Company Capital Stock have been duly authorized, validly issued and fully paid and are nonassessable, have been issued in compliance with applicable Law and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Except as set forth in Section 4.2(a)(1) of the Disclosure Schedule, there are no accrued or declared but unpaid dividends on any share of Company Capital Stock. Section 4.2(a)(2) of the Disclosure Schedule sets forth a true, correct and complete list of the record holders of the Company Capital Stock, and the number of each class of shares Company Capital Stock owned by such Person.

(b)    There are 10,240,390 shares of Company Common Stock authorized for issuance under the Company Equity Plans (of which 2,914,863 shares of Company Common Stock are subject to outstanding and unexercised Company Options as of the date hereof and, except for changes resulting from the exercise of Company Options, as of the Closing Date). With respect to all outstanding Company Options, Section 4.2(b) of the Disclosure Schedule sets forth a true, correct and complete list, as applicable, of the name of the holder of each such Company Option, the number and type of shares of Company Common Stock covered by such Company Option, the date of grant, the exercise price per share of such Company Option and the applicable expiration date. Each grant of Company Options was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly authorized committee thereof) and any required Stockholder approval by the necessary number of votes or written consents, and all Company Options have been granted in compliance with applicable Law, including all applicable United States federal and state securities laws, and the Company Equity Plans. Each Company Option was granted with a per share exercise price that equaled or exceeded the fair market value of a share of Company Common Stock on the applicable date of grant. There are 2,802,492 shares of Company Common Stock authorized for issuance under the Company Warrants as of the date hereof and, except for changes resulting from the exercise of Company

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Warrants, as of the Closing Date. With respect to all outstanding Company Warrants, Section 4.2(b) of the Disclosure Schedule sets forth a true, correct and complete list, as applicable, of the name of the holder of each such Company Warrant, the number and type of shares of Company Common Stock covered by such Company Warrant, the date of issuance of such Company Warrant, the exercise price per share of such Company Warrant and the applicable expiration date. Each issuance of Company Warrants was duly authorized no later than the date on which the issuance of such Company Warrant was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly authorized committee thereof) and any required Stockholder approval by the necessary number of votes or written consents, and all Company Warrants have been issued in compliance with applicable Law, including all applicable United States federal and state securities laws.

(c)    Except as set forth in Sections 4.2(a) and (b) and in Section 4.2(c) of the Disclosure Schedule, there are no issued, reserved for issuance or outstanding (i) shares of Company Capital Stock or other equity or voting interests in the Company; (ii) securities of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock or other equity or voting interests in the Company or containing any profit participation features; or (iii) options, warrants, restricted shares, stock units, calls, subscriptions or other rights to acquire from the Company or other obligations of the Company to issue or allot, any Company Capital Stock or options with respect thereto or other equity or voting interests in the Company or securities convertible into, or exchangeable or exercisable for, or evidencing the right to subscribe for, Company Capital Stock or other equity or voting interests in the Company or any equity appreciation rights or phantom equity rights. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire or retire for value any Company Capital Stock or other equity or voting interests in the Company. The Company has not violated any applicable federal or state securities Laws or any preemptive or similar rights created by statute, organizational document or agreement in connection with the offer, sale, issuance or allotment of any of the Company Capital Stock. Except as set forth on Section 4.2(c) of the Disclosure Schedule, there are no agreements pursuant to which registration rights in the securities of the Company have been granted, stockholder agreements between the Company and any current Stockholders regarding the securities of the Company that are issued and outstanding or agreements among Stockholders with respect to the voting or transfer of the securities of the Company or with respect to the governance of or any other aspect of the Company’s affairs (including any rights of first refusal or similar restrictions on transfer).

(d)    Section 4.2(d) of the Disclosure Schedule sets forth a true, correct and complete list of the authorized and outstanding capital stock of, or other equity or voting interests in, each Subsidiary of the Company. All issued and outstanding capital stock of, or other equity or voting interests in, each such Subsidiary has been duly authorized, validly issued and fully paid and is nonassessable, has been issued in compliance with applicable Law and is not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. All such capital stock, equity or voting interests are owned by the Company or another Subsidiary of the Company free and clear of all Encumbrances other than Permitted Encumbrances or restrictions on the transfer of securities under applicable securities Laws, or both. Except as set forth on Section 4.2(d) of the Disclosure Schedule, there are no issued, reserved for issuance or outstanding (i) shares of capital stock of, or other equity or voting interests in, any Subsidiary of the Company; (ii) securities of any Subsidiary of the

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interests in, any Subsidiary of the Company or containing any profit participation features; or (iii) options, warrants, stock appreciation rights, restricted shares, stock units, phantom stock, calls, subscriptions or other rights to acquire from any Subsidiary of the Company or other obligations of any Subsidiary of the Company to issue or allot, any capital stock of, or other voting or equity securities in, any Subsidiary of the Company or securities convertible into, or exchangeable or exercisable for, or evidencing the right to subscribe for, capital stock of, or other equity or voting interests in, any Subsidiary of the Company or any equity appreciation rights or phantom equity plans.

(e)    No member of the Company Group owns, of record or beneficially, or controls, directly or indirectly, any equity or other ownership, capital, voting or participation interest, or any right (contingent or otherwise) to acquire the same, in any Person, other than another Subsidiary of the Company. No member of the Company Group has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person.

(f)    The Sample Consideration Schedule accurately sets forth the methodology for determining the Per Share Payments payable hereunder with respect to all Company Capital Stock.

4.3    Authorization.

(a)    Subject to receipt of the Company Stockholder Approval, the Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized or recommended, as applicable, by the Company’s Board of Directors (and each applicable committee thereof) and, except for (i) receipt of the Company Stockholder Approval and (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements. On or prior to the date hereof, the Company’s Board of Directors has unanimously (x) determined that it is in the best interests of the Company and the Stockholders, and declared it advisable, to enter into this Agreement, (y) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (z) resolved to recommend that the Stockholders adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by the Company and is, and upon execution and delivery of the Ancillary Agreements to which the Company is to be a party, each of such Ancillary Agreements will be, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, in each case, except as such enforceability may be limited by (A) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (B) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(b)    The Company Stockholder Approval is the only action of the Stockholders required to adopt and approve this Agreement and the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and thereby.

4.4    No Violation. The execution, delivery and performance of this Agreement and the other Ancillary Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby or thereby, do not and will not (a) violate, breach or be in conflict with any provisions of the Organizational Documents of the Company or any Subsidiary of the Company; (b) except as set forth on Section 4.4(b) of the Disclosure Schedule, require any notice or consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any Subsidiary of the Company is entitled under any provision of any Material Contract or any material Permit held by the Company or any Subsidiary of the Company; (c) violate any Law or Order with respect to the Company or any Subsidiary of the Company or their assets; or (d) result in the creation or imposition of any lien on any asset of the Company or any Subsidiary of the Company.

4.5    Consents and Approvals. Other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (b) under the applicable requirements of the HSR Act, no Approval of any Governmental Authority is required to be made or obtained by the Company Group in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a party or the consummation of the transactions contemplated hereby or thereby (for the avoidance of doubt, excluding any such Approvals that may be required as a result of facts or circumstances specific to Parent or any of its Affiliates).

4.6    Financial Statements.

(a)    Section 4.6(a) of the Disclosure Schedules sets forth an unaudited consolidated balance sheet of the Company Group as of December 31, 2019 and 2020 (such balance sheet as of December 31, 2020, the “Latest Balance Sheet”) and the related unaudited statements of income and cash flows for each twelve-month period then ended (collectively, the “Financial Statements”). The Financial Statements (A) are derived from and are in accordance with the books and records of the Company Group; (B) fairly present in all material respects the financial condition of the Company Group as of the dates therein indicated and the results of operations and cash flows of the Company Group for the periods therein specified (subject, in the case of any unaudited Financial Statements, to customary year-end adjustments); and (C) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except any unaudited Financial Statements do not contain footnotes required by GAAP).

(b)    With regard to the Financial Statements, none of the Company Group, the Company Group’s independent accountants, the Company’s Board of Directors (or any committee thereof) has received any oral or written notification of any (i) “significant deficiency” in the

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

internal controls over financial reporting of the Company Group which could affect in a material manner any member of the Company Group’s ability to record, process, summarize and report financial data, (ii) “material weakness” in the internal controls over financial reporting of the Company Group, or (iii) fraud, whether or not material, that involves management or other employees of the Company Group who have a significant role in the internal controls over financial reporting of the Company Group.

4.7    Indebtedness; Liabilities.

(a)    Section 4.7(a) of the Disclosure Schedule sets forth (i) as of the date of this Agreement, all outstanding Indebtedness of any member of the Company Group and for each such item of Indebtedness, identifies the debtor, the principal amount outstanding, the creditor and the maturity date and (ii) all outstanding letters of credit, fidelity bonds and surety bonds of the Company Group.

(b)    The Company Group has no material Liabilities, except for Liabilities (i) reflected on the Latest Balance Sheet or set forth on Section 4.7(b) of the Disclosure Schedule, (ii) incurred in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, or (iii) which have arisen since the date of the Latest Balance Sheet in the ordinary course of business (none of which relate to breach of contract, breach of warranty, tort, infringement, violation of or Liability under any Law or any Action).

(c)    The Company Group does not maintain any “off-balance sheet arrangement” within the meaning of Item 303(a)(4)(ii) of Regulation S-K of the SEC.

4.8    Absence of Changes. Since the date of the Latest Balance Sheet to the date of this Agreement, (a) the business of the Company Group has been conducted in the ordinary course consistent with past practice, (b) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (c) the Company Group has not taken any action of the type described in Section 6.1 or Section 6.2, which, had such action been taken following the date hereof without Parent’s prior approval, would have constituted a violation of Section 6.1 or Section 6.2 and (d) there has been no Leakage.

4.9    Tangible Assets. The Company Group has good and marketable title to, a valid leasehold interest in or a valid license to use all of the material tangible properties and assets used by it, located on its premises, or shown on the Latest Balance Sheet or acquired thereafter (the “Tangible Assets”), free and clear of all Encumbrances, other than Permitted Encumbrances. The Tangible Assets are all of the material tangible properties and assets reasonably necessary for the current operation of the business of the Company Group, are in good operating condition (normal wear and tear excepted) and are adequate in all material respects for use in the ordinary course of business.

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

4.10    Contracts and Commitments.

(a)    Section 4.10 of the Disclosure Schedule contains a true, correct and complete list of all of the following Contracts to which any member of the Company Group is a party or is bound by as of the date of this Agreement (each such Contract required to be listed below, a “Material Contract”):

(i)    Contracts with any customer of the Company Group which involve consideration in excess of [*****] per year;

(ii)    Contracts involving future expenditures, actual or potential, in excess of [*****] per year by any member of the Company Group;

(iii)    all Company Group IP Agreements, except for (A) any non-exclusive licenses having a value of less than [*****] per year granted to the Company Group of commercially-available Software solely in executable or object code form available on reasonable terms to the public, where such Software has not been modified or misused or redistributed, or incorporated into, or used in the development of, any Company Products or Services and (B) those Company Group IP Agreements with an outbound license having a value of less than [*****] per year that are substantially in a standard form of the Company Group that has been made available to Parent;

(iv)    Contracts (A) related to Indebtedness of the Company Group, or (B) granting any Person an Encumbrance on any asset of the Company, other than Permitted Encumbrances;

(v)    Contracts pursuant to which the Company has, directly or indirectly, made any advances, loans, extension of credit or capital contributions, other than in the ordinary course of business to vendors or employees;

(vi)    Contracts that are joint venture, partnership or other similar agreements (however named);

(vii)    Contracts limiting the ability of the Company Group to freely engage in their businesses, or containing covenants that limit, or purport to limit, the ability of the Company Group to (A) engage in any line of business or compete with any Person in any geographic area; (B) sell, supply, provide, develop, deliver or distribute any service or product; (C) hire or solicit Persons from employment or engagement as an independent contractor, if the term of such restriction will expire more than [*****] after the date of this Agreement or such restriction otherwise would reasonably be expected to be material to the Company Group; or (D) develop, exploit, use or enforce any Intellectual Property rights, including in each case any non-disclosure, non-competition, settlement, coexistence, standstill or confidentiality agreements;

(viii)    Contracts (i) providing for the Company Group to be the exclusive or preferred provider of any product or service to any Person or that otherwise involve the granting by any Person to the Company of exclusive or preferred rights of any kind; (ii) providing for any Person to be the exclusive or preferred provider of any product or service to the Company Group or that otherwise involves the granting by the Company Group of exclusive or preferred rights; (iii) granting to any Person a right of first refusal or right of first offer on the sale or license of any asset, property or part of the business of the Company Group; and (iv) containing a provision of the type commonly referred to as a “most favored nation” provision for the benefit of any Person;

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(ix)    Contracts that are for the employment, severance or retention of any employee, director or individual consultant providing for annual compensation or payments in excess of [*****] or any other Contract with any employee, director or individual consultant which provides for payments in excess of [*****] in the event that the Company Group terminates such Contract;

(x)    any collective bargaining agreement or Contract with any labor union, works council or similar organization relating to employees of the Company Group;

(xi)    Contracts between a member of the Company Group, on the one hand, and a Related Person, on the other hand, other than in his, her or its capacity as a director, officer or employee of the Company Group (each, an “Affiliate Contract”);

(xii)    the Leases;

(xiii)    Contracts relating to any acquisition of any business or Person by merger, consolidation, stock or asset purchase or any other means that (A) are pending or were completed during the prior [*****] or (B) have any ongoing indemnification, earnout, deferred purchase price or other contingent payment obligations;

(xiv)    Contracts that settle, or that otherwise relate to, any Action and (A) involve payments (or a series of payments) of [*****] or more in the aggregate which have not been made or any equitable relief; (B) in connection therewith, the Company has admitted fault or culpability; or (C) which have not been fully performed; and

(xv)    Contracts with any Governmental Authority.

(b)    Each Material Contract is a valid and binding obligation of the Company Group, and, to the Knowledge of the Company, the other parties thereto, enforceable against them in accordance with its terms, except as the same may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law. To the Knowledge of the Company, the Company Group has complied in all material respects with each Material Contract. There are no material breaches or defaults by the Company Group under any Material Contract or, to the Knowledge of the Company, by any other party thereto, and no event has occurred which, with the passage of time, the giving of notice or both, would constitute a material breach or default by the Company Group under any Material Contract or, to the Knowledge of the Company, by any other party thereto. No member of the Company Group has received any written or, to the Knowledge of the Company, oral notice that it is in material breach of, or in material default under, any Material Contract. Other than as set forth on Section 4.10 of the Disclosure Schedule, no member of the Company Group is party to any Contract with a Governmental Authority. The Company has made available to Parent true, correct and complete copies of all Material Contracts and all amendments or modifications thereto and related guarantees, in each case, prior to the date hereof.

4.11    Permits. The Company Group has, and is in compliance in all material respects with all terms and conditions of, all Permits necessary for the operation of the business of the Company Group. All such Permits are in full force and effect, and no event has occurred that

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

would, with the passage of time, the giving of notice or both, constitute a material default under any such Permits. All applications for renewal of all material Permits have been timely filed. The Company Group has not received any written notice or other written communication regarding any violation of any such material Permit, and there is no action pending, or to the Knowledge of the Company threatened, with respect to the suspension, cancellation, or invalidation of any such material Permits.

4.12    Litigation. (a) There is no material Action pending or, to the Knowledge of the Company threatened, against any member of the Company Group or affecting any of its properties, businesses or assets, (b) there is no material Action pending or, to the Knowledge of the Company threatened, against any employee, officer or director of the Company Group in his or her capacity as such or otherwise relating to the Company Group or the business thereof, (c) the Company Group has not initiated any material Action against any Person that is currently pending and (d) no member of the Company Group is subject to any material Order.

4.13    Compliance with Law; Code of Ethics.

(a)    Each member of the Company Group and each of their officers and directors (in their capacities as such) have at all times during the past [*****] complied in all material respects with all Laws and Orders applicable to any member of the Company Group or affecting any of its properties, businesses or assets. No member of the Company Group has received any written or, to the Company’s Knowledge, oral notice regarding any material violation of any such Law or Order. To the Knowledge of the Company, there is no pending or threatened internal investigation or inquiry or investigation or inquiry by any Governmental Authority with respect to any member of the Company Group related to any potential material violation of any such Law or Order.

(b)    None of the Company or its Subsidiaries, or, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of any of the Company or any Subsidiary (in their capacity as director, officer, agent, or employee), has at any time during the last [*****] (i) used any corporate funds of the Company or any of its Subsidiaries for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of their businesses, or failed to disclose fully any such contribution in violation of applicable Laws; (ii) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction; (iii) made any unlawful payment, bribe, kickback or given any other unlawful consideration to any Person, including any government official or any customer, agent, distributor or supplier of the Company or any of its Subsidiaries or any director, officer, agent, or employee of such customer or supplier; or (iv) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law of any other country having jurisdiction.

(c)    The Company and its Subsidiaries, and, to the Knowledge of the Company, their respective directors, officers, employees, representatives and agents are, and during the last [*****] have been, in material compliance with all applicable statutory and regulatory

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

requirements governing the export, reexport, transfer, or import of products, software or technology or the terms and conduct of international transactions and the making or receiving of international payments, or relating to economic sanctions or embargoes or terrorism financing, money laundering or compliance with unsanctioned foreign boycotts, including all applicable Laws and regulations imposed, administered or enforced by (i) the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce; (ii) the European Union or any member state thereof or the United Kingdom; or (iii) any other applicable Governmental Authority (collectively, “Sanctions Laws”). Neither the Company nor any of its Subsidiaries is, during the last [*****] has been, party to any Contract or engaged in any transaction or other business with (a) any country, entity formed or resident therein, or resident thereof, or part of a government of any such country that is itself the subject of applicable Sanctions Laws; (b) any Person that is included in a list of designated persons, including the list of Specially Designated Nationals and Blocked Persons published by OFAC, the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions Laws, or any other restricted entity or Person, as may be promulgated under any applicable Sanctions Laws from time to time; (c) any Person [*****] or greater owned by, or where relevant under applicable Sanctions Laws, controlled by or acting on behalf of, any of the foregoing; or (d) any other Person that is the subject or target of any applicable Sanctions Laws, in each case in violation of applicable Sanctions Laws (collectively, “Sanctioned Persons”). During the last [*****] neither the Company nor any of its Subsidiaries has (x) been the subject of or otherwise involved in enforcement actions, other legal proceedings or, to the Knowledge of the Company, investigations by any Governmental Authority with respect to any actual or alleged violations of Sanctions Laws, or (y) received from any Governmental Authority any written notice of any violation or alleged violation of any Sanctions Laws or any other statutory or regulatory requirement referred to in this Section 4.13(c).

(d)    No member of the Company Group (i) produces, designs, tests, manufactures, fabricates, or develops one or more “critical technologies” as defined at 31 C.F.R. § 800.215 (except for any critical technologies that, by the Closing, will be “eligible,” as defined at 31 C.F.R. § 800.401(e)(6), for export pursuant to 15 C.F.R. § 740.17(b) to any end user located or headquartered in a country listed in Supplement 3 to 15 C.F.R. Part 740); or (ii) performs any of the functions set forth in Column 2 of Appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure” as defined at 31 C.F.R. § 800.212.

4.14    Books and Records. The minute books of each member of the Company Group contain records of all meetings, and actions taken by written consent of, the board of directors (or similar managing body), and any committee thereof, of such member of the Company Group. At the Closing, the books and records of the Company Group will be in the possession of the Company Group.

4.15    Intellectual Property.

(a) Section 4.15(a)(1) of the Disclosure Schedules sets forth a true, complete and accurate list of all Company Owned Intellectual Property consisting of (i) registered Marks and applications for registration of Marks, (ii) issued Patents and Patent applications, (iii) registered Copyrights and Copyright applications, and (iv) registered Domain Names (collectively, the items in (i) through (iv), the “Company Registered Intellectual Property”),

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(v) material common law or unregistered Marks, (vi) social media accounts held in the name of the Company Group, and (vii) Company Proprietary Software material to the business of the Company Group or otherwise incorporated into or used to develop any Company Products or Services; in each case identifying (as applicable) the title or name of the Intellectual Property, registered owner(s) (and if such registered owner is not the legal owner, the legal owner as well), jurisdiction, application number and date, registration number and registration date, with respect to registered Domain Names, the applicable domain name registrar, and, with respect to registered or pending applications for Marks, class of goods and services. All necessary registration, maintenance and renewal fees in connection with all Company Registered Intellectual Property have been paid in full (and, except as noted in Section 4.15(a)(1) of the Disclosure Schedule, no registration, maintenance or renewal fee is due within ninety (90) days after the Closing Date) and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant Governmental Authority in all applicable jurisdictions for the purposes of maintaining or renewing such Company Registered Intellectual Property. The Company Registered Intellectual Property is subsisting, valid and, to the extent registered and except as disclosed in Section 4.15(a)(2) of the Disclosure Schedule, enforceable. Section 4.15(a)(3) of the Disclosure Schedule sets forth items of registered Intellectual Property that the Company has abandoned or cancelled, none of which constitute Company Registered Intellectual Property and none of which is material to the Company. No Related Person owns, directly or indirectly, other than through its ownership of shares of the Company, any Intellectual Property used or currently held for use by the Company Group in the conduct of its business.

(b)    Except as set forth in Section 4.15(b) of the Disclosure Schedule, the Company Group solely and exclusively owns all right, title, and interest (including the sole right to enforce), free and clear of all Encumbrances other than Permitted Encumbrances, the Company Owned Intellectual Property. The Company Group has a valid, binding and enforceable license or other right to use or otherwise exploit all Intellectual Property that is not Company Owned Intellectual Property and is used or held for use in, or otherwise necessary for, the operation of the Company Group’s business (the “Company Licensed Intellectual Property” and together with the Company Owned Intellectual Property, the “Company Intellectual Property”). The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in a breach, modification, cancellation, termination, non-renewal, suspension of, or acceleration of any payments with respect to any Company Group IP Agreement. There are not, and it is reasonably expected that after the Closing there will not be, any restrictions on any Company Group’s, the Surviving Corporation’s or Parent’s right to sell any Company Product or Service, or to use, transfer or license any Company Intellectual Property.

(c)    The Company Group’s conduct of its business as currently and formerly conducted, the Company Owned Intellectual Property and the Company Products or Services have not and do not infringe, dilute, misappropriate, conflict with or otherwise violate the Intellectual Property rights of any Person, violate the rights of privacy or publicity of any Person, or constitute unfair competition or trade practices under the Laws of any jurisdiction. During the past [*****] the Company Group has not received any written notice, invitation to license, cease and desist letter, or other correspondence, and no Action or proceeding has been instituted, settled or, to the Knowledge of the Company, threatened that (i) alleges any such infringement, dilution, misappropriation, conflict with or other violation (including any violations of privacy or publicity

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

of any Person) or (ii) challenges the validity, registrability or enforceability of any Company Owned Intellectual Property or the Company’s right to use or otherwise exploit any Company Intellectual Property or Company Products or Services. During the past [*****] the Company Group has not provided any notice to any Person that such Person is infringing upon, diluting, misappropriating or violating, or has infringed upon, diluted, misappropriated or violated any material Company Intellectual Property, and to the Knowledge of the Company, no Person is infringing upon, diluting, misappropriating or otherwise violating, or has infringed upon, diluted, misappropriated or otherwise violated the Company Group’s rights in any material Company Intellectual Property. The Company Intellectual Property constitutes all of the Intellectual Property necessary for the operation of the business of the Company Group as currently conducted and as currently proposed to be conducted.

(d)    The Company Group takes and has taken all reasonable steps to protect, maintain and enforce all Company Intellectual Property and to preserve the confidentiality of any Trade Secrets comprised in Company Intellectual Property and other non-public or proprietary information pertaining to the Company Group or its business and services. There has been no unauthorized use or disclosure by any Person of any Company Owned Intellectual Property or other non-public or proprietary information pertaining to the Company Group or its business and services (other than pursuant to written confidentiality agreements). The Company Group has not made or asserted any charge, complaint, claim, demand, or notice alleging any such unauthorized use or disclosure of any Company Intellectual Property. All of the Company Group’s former and current employees, consultants, agents and other Persons who are provided with or otherwise have had and have access to any Trade Secrets or other non-public or proprietary information pertaining to the Company Group or its business and services have executed confidentiality agreements binding such employees, consultants, agents and other Persons to obligations of confidentiality with respect to such Trade Secrets or other non-public or proprietary information. All of the Company Group’s former and current employees, consultants, contractors, agents and other Persons who have contributed to or participated in the conception or development of any Intellectual Property as part of such Person’s employment, consultancy or engagement with the applicable Company Group (each such Person, a “Contributor”) have entered into valid and binding proprietary rights agreements with the applicable Company Group in which they have presently and irrevocably assigned or vested ownership of all such Intellectual Property to the Company Group, waived all moral rights therein to the extent legally permissible, and have agreed to maintain the confidentiality of such Intellectual Property. At no time during the conception of or reduction to practice of any Company Owned Intellectual Property was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Authority, educational institution or private source, performing research sponsored by any Governmental Authority, educational institution or private source utilizing the facilities of any Governmental Authority or educational institution, or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third Person.

(e)    The computer hardware, Software, web sites, mobile applications, servers, workstations, routers, hubs, switches, circuits, networks, communications networks, and other information technology systems used by the Company Group in the conduct of its business (collectively, the “Business Systems”) (i) operate and perform in all material respects in accordance with their documentation and functional specifications, (ii) have not malfunctioned or failed at any time in a manner that resulted in significant or chronic disruptions to the operation of

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

the business of the Company Group, and (iii) are sufficient in all material respects for the conduct of the Company Group’s business as conducted on the date of this Agreement. The Company Group maintains reasonable security, data backup, disaster recovery and business continuity plans, procedures and facilities, and acts in compliance therewith. The Company Group has taken all measures, consistent with current industry best practices, to protect the confidentiality, integrity and security of the Business Systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. There have been no material unauthorized intrusions or breaches of the security of such Business Systems. The Company Group uses reliable methods (including passwords) to ensure the correct identity of the users of its Software, databases, systems, networks and internet sites and the correct identity of its customers, and use reliable encryption (or equivalent) protection to guarantee the security and integrity of transactions executed through its Software and Business Systems.

(f)    Except as set forth in Section 4.15(f) of the Disclosure Schedule, the Company Group has not disclosed, licensed, made available or delivered to any escrow agent or any Person other than employees of the Company Group any of the Source Code for any Company Proprietary Software. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) legally entitles a Person to delivery, license, or disclosure of any Source Code for any Company Proprietary Software where such Person is not, as of the date of this Agreement, an employee of the Company Group. Neither this Agreement, nor any other Ancillary Agreement to which the Company is a party, nor the consummation of the transactions contemplated hereby will result in the disclosure to a third Person of any Source Code included in the Company Proprietary Software (including any release from escrow of any such Source Code). Section 4.15(f) of the Disclosure Schedule lists all Open Source Software that has been incorporated into, embedded, combined with or linked to or by any Company Products or Services or Company Proprietary Software in any way, or from which any Company Products or Services or Company Proprietary Software was derived.

(g)    The Company Group has not used Open Source Software in any manner that does, or would be reasonably expected to, with respect to any Company Products or Services or any Company Proprietary Software, (i) require its disclosure or distribution in Source Code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, or (iv) create, or purport to create, other obligations for the Company Group that affect any Company Proprietary Software. With respect to any Open Source Software that is or has been used by the Company Group in any way, the Company Group has at all times been and is in compliance with all applicable agreements with respect thereto.

(h)    No Company Proprietary Software or Business Systems owned by or under the control of the Company constitute or contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed (collectively, “Malicious Code”). The Company Group implements reasonable measures designed to prevent

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

the introduction of Malicious Code into Company Proprietary Software and Business Systems (to the extent within the Company’s control), including firewall protections and regular virus scans. None of the Software included in the Company’s Proprietary Software or Business Systems owned by or under the control of the Company constitutes, contains or is considered “spyware” or “trackware” (as these terms are commonly understood in the software industry), records a user’s actions without the user’s knowledge or employs a user’s Internet connection without the user’s knowledge to gather or transmit information on the user or the user’s behavior.

(i)    Except as set forth on Schedule 4.15(i) of the Disclosure Schedule, the transactions contemplated by this Agreement will not result in any Company Group, Parent or the Surviving Corporation: (i) granting to any third party any incremental right with respect to any Intellectual Property owned by, or licensed to, any of them, (ii) except as expressly contemplated by this Agreement, being bound by, or subject to, any incremental non-compete or other incremental material restriction on the operation or scope of their respective businesses, or (iii) being obligated to pay any incremental royalties or other material amounts, or offer any incremental discounts, to any third party. As used in this paragraph, an “incremental” right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess of the rights, non-competes, restrictions, royalties or discounts payable that would have been required to be offered or granted, as applicable, had the parties not entered into this Agreement and the Ancillary Agreements or consummated the transactions contemplated by this Agreement.

(j)    A standard practice of the Company Group is to document all known bugs, errors and defects in the Company Products and Services, and to retain and make such documentation available internally at the Company Group, and such documentation has been made available to Parent. To the Knowledge of the Company, there are no bugs, errors or defects in the Company Products and Services which do, or may reasonably be expected to, adversely affect the value, functionality or fitness of the intended purpose of such Company Products and Services or that would reasonably be expected to adversely affect the ability of the Company Group to perform its contractual or legal obligations, and except as set forth on Schedule 4.15(j), there have been, and currently are, no such written, or to the Knowledge of the Company, oral claims asserted against the Company Group or any of their customers related to such Company Products and Services.

4.16    Data Privacy and Cybersecurity.

(a)    Except as disclosed in Section 4.16(a) of the Disclosure Schedule, each member of the Company Group has materially complied at all times and in all material respects with applicable Privacy and Information Security Laws, and all Contracts to which any member of the Company Group is a party (including such Contracts between any member of the Company Group and its customers, vendors, marketing affiliates, financial institutions, business partners, and other third parties) regarding the collection, retention, use, acquisition, recording, storage, distribution, disposal, transfer, disclosure, processing and security of Personal Information (the “Privacy Contracts”). To the Knowledge of the Company, the Privacy Contracts do not require the delivery of any notice to or consent from any Person, or prohibit the transfer (including international and onward transfer) of any Personal Information collected and in the possession or control of the Company to Parent, in connection with the execution, delivery, or performance of this Agreement or the consummation of any of the transactions contemplated by this Agreement.

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(b)    The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (i) materially conflict with or result in a material violation or breach of any Privacy Policies, Privacy Contracts or applicable Privacy and Information Security Laws; or (ii) to the Knowledge of the Company, require the consent of or notice to any Person concerning such Person’s Personal Information.

(c)    In relation to individuals about whom the Company Group processes Personal Information, the Company Group has implemented and maintained privacy policies regarding the collection, retention, use, acquisition, recording, storage, distribution, disposal, transfer, disclosure, processing and security of Personal Information in connection with the operation of its business (the “Privacy Policies”) and (i) the Company Group’s privacy practices are, and for the past [*****] have been, in material compliance with all such Privacy Policies, (ii) the Company Group’s information security practices are, and for the past [*****] have been, in material compliance with any information security statements in its Privacy Policies and (iii) the Company Group has, and for the past [*****] has, posted Privacy Policies in material compliance with applicable Privacy and Information Security Laws.

(d)    Each member of the Company Group has processes in place to ensure that when an individual requests deletion of Personal Information held about such individual in the Company Group member’s role as a data controller (as defined in the GDPR and the UK DPA, as applicable), such requests are implemented in material compliance with applicable Privacy and Information Security Laws.

(e)    Where a member of the Company Group acts as a Processor for Personal Information and their processing is subject to the GDPR or the UK DPA, the Company and/or Subsidiaries have taken reasonable steps to ensure that they have contractual commitments from the relevant data controller and that the data controller has provided notice of the Personal Information being used and shared, with Company and/or its Subsidiaries, in each case, except where the failure to take such steps would not be reasonably likely to result in any material Liability to the Company Group resulting from any noncompliance with applicable Privacy and Information Security Laws. The term “data controller” has the meaning assigned to it in the GDPR and the UK DPA as applicable.

(f)    (i) To the Knowledge of the Company, no Personal Information in the possession or control of the Company, or held or processed by any vendor, Processor, or other third party for or on behalf of the Company, has been subject to any unauthorized access, disclosure, use, loss, denial or loss of use, alteration, destruction, compromise, or unauthorized Processing (a “Security Incident”); (ii) the Company has not notified any Governmental Authority or other Person of any Security Incident; and (iii) to the Knowledge of the Company, there have been no facts or circumstances that would require the Company to notify, any Governmental Authority or other Person of any Security Incident.

(g)    The Company has not received any notice, request, claim, complaint, correspondence, or other communication in writing from any Governmental Authority or other

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Person, and there has not been any Action or, to the Knowledge of the Company, audit, investigation or enforcement action (including any fines or other sanctions)relating to, any actual, alleged, or suspected Security Incident or violation by the Company Group of any Privacy Policy, Privacy Contract or applicable Privacy and Information Security Laws, in each case involving Personal Information in the possession or control of the Company, or held or processed by any vendor, Processor, or other third party for or on behalf of the Company.

(h)    The Company Group has established and implemented data privacy and information security policies, programs and procedures that materially conform with applicable requirements of Law, including administrative, technical and physical safeguards to protect the confidentiality, integrity and security of Personal Information against unauthorized access, use, modification, disclosure or other misuse.

(i)    To the extent that the Company Group receives, processes, transmits or stores any financial account numbers (such as credit cards, bank accounts, PayPal accounts, debit cards), passwords, CCV data, or other related data, the Company Group has implemented information security procedures, processes and systems that have complied in all material respects with applicable Privacy and Information Security Laws governing such data.

4.17    Real Property.

(a)    The Company Group does not own any real property or interest therein and is not a party to any agreement or option to purchase any real property or interest therein.

(b)    Section 4.17(b) of the Disclosure Schedule lists all real property that is leased or used or occupied by any member of the Company Group (the “Leased Real Property”) and all leases, subleases and other agreements (written or oral) by which such Leased Real Property is leased, used or occupied (the “Leases”). Except as set forth on Section 4.17(b) of the Disclosure Schedule, with respect to each of the Leases and the Leased Real Property:

(i)    The Company Group has good and valid leasehold title to the Leased Real Property, free and clear of Encumbrances (other than Permitted Encumbrances) and enjoy peaceful and undisturbed possession under all such Leases; and

(ii)    There are no leases, subleases, concessions or other agreements to which the Company Group is a party granting to any Person (other than any employee or independent contractor of any member of the Company Group) the right to use or occupancy of any portion of the Leased Real Property, and no Person (other than any employee or independent contractor of any member of the Company Group) occupies any part of the Leased Real Property.

4.18    Labor Matters.

(a)    The Company has made available a correct and complete list, as of the date hereof, of all employees and individual consultants of the Company Group (other than directors), and each such individual’s current annual base salary or hourly wage rate, as applicable, bonus or commission opportunity, hire date, principal work location and status as being exempt or nonexempt from the application of state and federal wage and hour Laws applicable to employees who do not occupy a managerial, administrative, or professional position (if applicable). No

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

executive or key employee of the Company Group has informed the Company Group (whether orally or in writing) of any plan to terminate employment with or services for the Company Group, and, to the Knowledge of the Company, no such Person or Persons has any plans to terminate employment with or services for the Company Group.

(b)    The Company Group has not violated any applicable Law or Order regarding the terms and conditions of employment of current, former or prospective employees or other labor or employment related matters, including any Law or Order relating to wrongful discharge, discrimination, civil rights, personal rights, workers’ compensation, the payment of social security and other Taxes, wages, hours, equal opportunity, collective bargaining, fair labor standards or occupational health and safety. Without limiting the foregoing, the Company Group is, and, in the past [*****] has been and has been in compliance in all material respects with all Employment Statutes.

(c)    The Company Group is not and has never been a party to any collective bargaining or similar agreement, and there are no labor unions, works councils or other organizations representing, purporting to represent or, to the Knowledge of the Company, attempting to represent, any employee. There are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Authority, and there are no grievances, complaints, arbitrations, claims or judicial or administrative proceedings, in each case, which are pending or, to the Knowledge of the Company, threatened by or on behalf of any employees. The Company Group has not experienced any strike, slowdown, work stoppage, picketing, lockouts or other organized work interruption with respect to any employees in the past [*****] nor, to the Knowledge of the Company, are any such strikes, slowdowns, work stoppages, picketings, lockouts or other organized work interruptions threatened. No employee transferred into employment with the Company Group pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006 of the United Kingdom.

(d)    (i) The Company Group has paid in full to all of its employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, and other benefits and compensation due to or on behalf of such employees; and (ii) there is no action, suit, proceeding or claim that has been asserted or is now pending or, to the Knowledge of the Company, threatened before any Governmental Authority with respect to the employment or termination of employment of any current or former employee of the Company Group.

(e)    The Company Group has properly classified all of its service providers as either employees or independent contractors and as exempt or non-exempt for all purposes and has properly reported all compensation paid to such individuals for all purposes.

(f)    The Company Group has not in the past [*****] implemented any employee layoffs or plant shutdowns within the meaning of, and has no unsatisfied liabilities under, the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”), or any similar Law.

(g)    The transactions contemplated by this Agreement will not give rise to any legal or contractual requirements to provide notice to, or carry out any information and/or consultation procedure with, any employee or groups of employees of the Company Group or any

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

labor union, labor organization, workers’ association, works council or similar employee representative organization which is representing any employee of the Company Group, in connection with the transactions contemplated by this Agreement.

(h)    The Company Group has not engaged in any terminations, furloughs or other employee-related cost-cutting actions since January 1, 2020 related to COVID-19, including but not limited to, reducing compensation, benefits or working schedules and applying for the Paycheck Protection Program under the CARES Act.

(i)    There has not at any time been and there is not pending or, to the Knowledge of the Company, threatened, any allegation, investigation (including any internal investigation), complaint, lawsuit or other action concerning any Misconduct with respect to the Company Group or any Company Group employee or former employee (whether or not in their capacity as such), nor, to the Knowledge of the Company, has any such employee or former employee engaged in any act of Misconduct, and the Company Group maintains and has at all times maintained appropriate policies prohibiting its Employees from engaging in acts of Misconduct.

4.19    Employee Benefit Plans.

(a)    Section 4.19(a) of the Disclosure Schedule sets forth a list of each material Employee Benefit Plan, other than Employee Benefit Plans providing immaterial fringe benefits, offer letters for “at-will” employment that do not contain severance and employment agreements for non-US employees that can be terminated upon such notice or severance required by applicable Laws, and identifies which Employee Benefit Plans are Non-US Plans. Each Employee Benefit Plan complies in form and in operation, and has been maintained and administered in accordance with, its terms and the applicable requirements of ERISA, the Code and other applicable Laws, in all material respects. Other than routine claims for benefits, there is no Action pending or, to the Company’s Knowledge, threatened against or with respect to an Employee Benefit Plan and there is no fact or circumstance that would give rise to any such Action.

(b)    With respect to each Employee Benefit Plan, the Company has provided to Parent true and complete copies of: (i) each such Employee Benefit Plan, including all amendments thereto, the most recent summary plan description and summary of material modifications, and any other notice or description provided to employees (as well as any modifications or amendments thereto), (ii) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service and each currently pending request for such a letter with respect to any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, (iii) the most recent annual report (Form 5500 series) filed with the Internal Revenue Service, (iv) any related trust or funding agreements, and (v) any non-routine correspondence with, and all filings, records and notices concerning audits or investigations, by any Governmental Authority during the past three (3) years.

(c)    Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code either (i) has received a current favorable determination letter from the Internal Revenue Service as to its qualified status or (ii) may rely upon a current prototype opinion letter from the Internal Revenue Service. No fact or event has occurred that could reasonably be expected to adversely affect or cause the loss of such qualified status or the imposition of any material liability, penalty or tax under ERISA or the Code with respect to any such Employee Benefit Plan.

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(d)    No Employee Benefit Plan is, and neither the Company Group nor any of its ERISA Affiliates has at any time in the past [*****] sponsored, maintained, participated in, contributed to, or had any obligation (contingent or otherwise) with respect to any (i) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) other pension plan subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, (iii) “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iv) multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). No Employee Benefit Plan provides, and the Company Group does not have any obligation to provide any of the following retiree or post-employment or post-service benefits to any Person: medical, accident, disability, life insurance, death or welfare benefits, except as required by the applicable requirements of Section 4980B of the Code or any similar state Law or pursuant to a disclosed severance arrangement. No member of the Company Group is or has at any time been the employer or connected with or an associate of (as those terms are used in the Pensions Act 2004 of the United Kingdom) the employer of United Kingdom defined benefit pension plan.

(e)    With respect to each Employee Benefit Plan: (i) no Encumbrance has been imposed under the Code, ERISA or any other applicable Law that remains outstanding, and (ii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) for which any material liabilities are outstanding.

(f)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in combination with another event, whether contingent or otherwise) will (i) result in or entitle any service provider of the Company Group to any payment or benefit or any loan forgiveness, (ii) accelerate the vesting, funding or time of payment of any compensation or other benefit, (iii) increase the amount or value of any payment, compensation or benefit to any such service provider, (iv) trigger any other material obligations under any Employee Benefit Plan or (v) limit or restrict the right to amend, terminate or transfer the assets of any Employee Benefit Plan on or following the Closing Date.

(g)    With respect to each Employee Benefit Plan, all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due have been timely made and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued. None of any Employee Benefit Plan, the Company Group or, to the Company’s Knowledge, any Employee Benefit Plan fiduciary with respect to any Employee Benefit Plan, in any case, during the past [*****] has been the subject of an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority, nor is any such audit or investigation pending or, to the Company’s Knowledge, threatened.

(h)    The Company Group and its ERISA Affiliates are, and during all relevant times have been, in compliance in all material respects with the applicable requirements of (i) Section 4980B of the Code and any similar state Law, (ii) the Health Insurance Portability and

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Accountability Act of 1996, as amended, and the Laws thereunder and (iii) the Patient Protection and Affordable Care Act of 2010, and all rules and official guidance promulgated thereunder, and no circumstance exists or event has occurred which reasonably could be expected to result in a material violation of, or material penalty or liability under, any of the foregoing.

(i)    With respect to Employee Benefit Plans that are subject to or governed by the Laws of any jurisdiction other than the United States (the “Non-US Plans”), (i) there are no liabilities that are not offset in full by insurance or reserved in accordance with GAAP on the Financial Statements, (ii) each Non-US Plan required to be registered with a Governmental Authority has been registered and has been maintained in good standing with the appropriate Governmental Authority and (iii) each Non-US Plan intended to qualify for special tax treatment, meets all the requirements for such treatment.

(j)    Except as disclosed in Section 4.19(j) of the Disclosure Schedule, each Employee Benefit Plan that constitutes a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been (i) operated in good faith compliance with Section 409A of the Code (or an available exemption therefrom) from January 1, 2005 through December 31, 2008, to the extent in existence during such period, and (ii) maintained and operated, since January 1, 2009 (to the extent in existence since such date), in documentary and operational compliance with Section 409A of the Code.

(k)    Except as disclosed in Section 4.19(k) of the Disclosure Schedule, neither the execution and delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code.

(l)    Except as disclosed in Section 4.19(l) of the Disclosure Schedule, there is no Contract, agreement, plan or arrangement to which any member of the Company Group is a party which requires the Company Group to make any Tax-related payments to any Person, including, without limitation, any Tax gross-up or reimbursement payment under Section 409A of the Code or Section 280G or 4999 of the Code.

4.20    Affiliate Transactions. Except as set forth on Section 4.20 of the Disclosure Schedule, no director, officer, employee, Affiliate, Stockholder, Optionholder, Warrant Holder or “associate”, or members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), of the Company Group (each of the foregoing, a “Related Person”), other than in his, her or its capacity as a director, officer or employee of the Company Group (a) is party to any Contract with any member of the Company Group, (b) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any property or right used by the Company Group, (c) has any outstanding Indebtedness owed to the Company Group or any other claim or right against the Company Group (other than rights to receive compensation for services performed as a director, officer or employee of the Company Group and other than rights to reimbursement for travel and other business expenses incurred in the ordinary course of business), or (d) otherwise has a business arrangement (other than services performed as a director, officer or employee of the Company Group) with the Company Group.

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

4.21    Insurance. Section 4.21 of the Disclosure Schedule sets forth (a) a true, correct and complete list of all insurance policies currently in force with respect to the Company Group (the “Insurance Policies”) and (b) all material pending claims under the Insurance Policies. The Insurance Policies are, and, to the Knowledge of the Company, following the Closing will be, in full force and effect. All premiums due thereon have been timely paid, all claims under the Insurance Policies have been timely made and the Company Group is in material compliance with the terms of the Insurance Policies. To the Knowledge of the Company, such Insurance Policies are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company Group. No pending claim under any Insurance Policy has been disputed or denied by the insurer thereunder. The Company Group has not been notified in writing of any pending increase in the renewal or other premiums applicable to any of the Insurance Policies or that any of such Insurance Policies will not be renewed on substantially the same terms or at all.

4.22    Tax Matters. Except as otherwise set forth in Section 4.22 of the Disclosure Schedule:

(a)    Each member of the Company Group has duly and timely filed with the appropriate Governmental Authorities all income and other material Tax Returns required to be filed by it (taking into account any applicable extensions to file such Tax Returns). All such Tax Returns are complete and accurate in all material respects. All material Taxes required to be paid by any member of the Company Group (whether or not shown on any Tax Returns) have been timely paid. No written claim has ever been made by a Governmental Authority in a jurisdiction where a member of the Company Group does not file a Tax Return that the applicable member is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

(b)    The unpaid Taxes of the Company Group did not, as of the date of the Latest Balance Sheet, exceed the reserve for current Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto), and since the date of the Latest Balance Sheet, no member of the Company Group has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice, in each case, except to the extent contemplated by this Agreement.

(c)    No outstanding deficiencies for Taxes with respect to any member of the Company Group have been claimed, proposed or assessed by any Governmental Authority. There are no ongoing, pending or threatened (in writing) audits, assessments, investigations, disputes, claims or other Actions for or relating to any liability in respect of Taxes of any member of the Company Group with respect to which any member of the Company Group has received written notice.

(d)    The Company has delivered or made available to Parent complete and accurate copies of federal, state, local and foreign income Tax Returns and all other material Tax Returns of the Company Group and its predecessors for all taxable years beginning on or after [*****] and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by any member of the Company Group (or any predecessor of such member) taxable years beginning on or after [*****] with respect

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

to income or other material Taxes. No member of the Company Group (or any predecessor of such member) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that is still in effect, other than, in each case, with respect to routine extensions to file Tax Returns.

(e)    There are no Encumbrances for Taxes upon any property or asset of any member of the Company Group (other than statutory Encumbrances for current Taxes not yet due and payable).

(f)    All material Taxes required to have been withheld, collected, deposited or paid, as the case may be, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, by any member of the Company Group have been timely withheld, collected, deposited or paid.

(g)    There are no Tax sharing agreements, Tax allocation agreements or similar Contracts or arrangements (including indemnity arrangements) with respect to or involving any member of the Company Group (excluding, in each case, customary contracts entered into in the ordinary course of business with a principal purpose unrelated to Tax).

(h)    No member of the Company Group has been a member of an “affiliated group” (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes (other than a group the common parent of which is the Company). No member of the Company Group has any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise by operation of applicable Law (excluding, in each case, customary contracts entered into in the ordinary course of business with a principal purpose unrelated to Tax).

(i)    No member of the Company Group has been a party to a transaction that is a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1).

(j)    No member of the Company Group has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as related to Section 355 of the Code).

(k)    No member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other transaction on or prior to the Closing Date, (ii) accounting method change or agreement with any Governmental Authority filed or made on or prior to the Closing Date, (iii) use of an impermissible method of accounting with respect to any Pre-Closing Tax Period, (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (v) intercompany transaction entered into prior to the Closing, or excess loss account described in Section 1502 of the Code (or any similar provision of state, local or foreign Law) in existence as of the Closing, (vi) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) entered into prior to the Closing, (vii) inclusion in income pursuant to Section 951 or Section 951A of the Code attributable to economic activity occurring prior to the Closing, or (viii) election under Section 965(h) of the Code.

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(l)    No member of the Company Group has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become resident for Tax purposes in a jurisdiction in a country other than the country of its formation.

(m)    No member of the Company Group that is organized outside the United States (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; or (ii) was created or organized in both the United States and such other jurisdiction such that such entity would be taxable in the United States as a domestic entity pursuant to Treasury Regulations Section 301.7701-5(a).

(n)    The prices and terms for the provision of any property or services by or to any member of the Company Group are arm’s length for purposes of the relevant transfer pricing Laws, and all related documentation required by such Laws has been timely prepared or obtained and, if necessary, retained.

(o)    No member of the Company Group has elected to defer any Taxes payable by the Company or any of its Subsidiaries pursuant to Section 2302 of the CARES Act. No member of the Company Group has applied for or received any “Paycheck Protection Program” payments or other loans or loan guarantees in connection with the CARES Act, and has not claimed any employee retention credit under the CARES Act.

(p)    Section 4.22(p) of the Disclosure Schedule sets forth the entity classification and each change in entity classification that has been made under Treasury Regulation Section 301.7701-3 with respect to each Subsidiary of the Company for U.S. federal income tax purposes.

(q)    The representations made in this Section 4.22 (other than the representations made in Sections 4.22(h), (k), (m), (o) and (p)) are not intended to serve as representations to, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any taxable period (or portion thereof) beginning after the Closing Date (including without limitation the availability and usability of any Tax attributes, net operating losses, credits or basis in the Company Group assets in any taxable period (or portion thereof) beginning after the Closing Date).

4.23    Compliance with Environmental Laws. Each member of the Company Group is, and at all times during the past [*****] has been, in compliance with, and has not been and is not in violation of or liable under any applicable Laws relating to protection of the environment and to human health and safety (in relation to the exposure to toxic or hazardous substances) (“Environmental Laws”). Each member of the Company Group has obtained, and is in compliance with, all Permits, if any, required under Environmental Laws to conduct the business of the Company Group. There are no claims, notices, civil, criminal or administrative Actions, inquiries, common law claims, or proceedings pending or, to the Knowledge of the Company, threatened against the Company Group that allege the violation of any Environmental Law. The Company

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Group has not caused or contributed to a release of hazardous substances (as defined under applicable Environmental Law) including polychlorinated biphenyls, asbestos, lead paint or toxic mold in amounts or concentrations creating Liability under Environmental Law. The Company has furnished to Parent all reports or communications (in written or electronic form), if any, in its possession or the possession of lenders, insurers, consultants and advisors relating to compliance of the Company Group in respect of, or Liability under, Environmental Law.

4.24    Customers.

(a)    Section 4.24(a) of the Disclosure Schedule sets forth the Material Customers of the Company Group.

(b)    No Material Customer has, as of the date of this Agreement, given any member of the Company Group or any of their officers, directors or employees notice that it intends to stop or materially alter its business relationship with the Company Group (whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise), or has during the past [*****] decreased materially, or threatened to decrease or limit materially, its purchase of Company Products or Services. To the Knowledge of the Company, as of the date of this Agreement, except as set forth in Section 4.24(b) of the Disclosure Schedule (i) no Material Customer intends to cancel or otherwise [*****] modify its relationship with the Company Group or to decrease or limit [*****] its purchase of Company Products or Services and (ii) no Material Customer has advised the Company Group of any material complaint, problem or dispute with such Material Customer.

4.25    No Brokers. Except as set forth on Section 4.25 of the Disclosure Schedule, no member of the Company Group nor any of their respective officers, directors, employees, stockholders, representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of any member of the Company Group, Parent or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

4.26    No Other Representations. The representations and warranties expressly set forth in this Article IV, any Ancillary Agreement or any certificate delivered by the Company pursuant hereto are the sole and exclusive representations and warranties made by the Company in connection with this Agreement or the transactions contemplated hereby, and the Company expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Parent, Merger Sub or their Affiliates or representatives (including any opinion, information, projection or advice that may have been or may be provided to Parent by any director, officer, employee, agent, consultant or representative of any Company Group member, Company Equityholder or any of their respective Affiliates, other than the representations and warranties expressly set forth in this Article IV, any Ancillary Agreement or any certificate delivered by the Company pursuant hereto).

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as otherwise set forth on the Disclosure Schedule, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company and the Company Equityholders as follows:

5.1    Organization of Parent and Merger Sub. Parent is a Swiss stock corporation duly organized and validly existing under the laws of Switzerland. Merger Sub is a corporation duly organized and validly existing under the laws of the State of Delaware. Parent and Merger Sub each has all organizational power and authority required to own, lease and license its respective assets and properties and carry on its respective business as presently conducted. Parent and Merger Sub are each duly qualified or licensed to do business as a foreign corporation and are in good standing in each jurisdiction where the character of the assets and properties owned, leased or licensed by them or the nature of their businesses makes such qualification or license necessary, except where the failure to be so qualified or licensed or in good standing would not have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the transactions contemplated by, and discharge its obligations under, this Agreement.

5.2    Interim Operations of Merger Sub. Parent is the sole stockholder of Merger Sub. Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, and has engaged in no other business activities other than those relating to this Agreement. Merger Sub has no liabilities or obligations other than those incident to its formation or pursuant to this Agreement and the Ancillary Agreements to which it is a party.

5.3    Authorization.

(a)    Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to be executed and delivered by Parent and Merger Sub pursuant hereto, to consummate the transactions contemplated hereby and thereby and to perform their obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Parent’s Board of Directors and, to the extent required under applicable Law and Parent’s Organizational Documents, Parent’s shareholders. Except for the filing of the Certificate of Merger with the Delaware Secretary of State, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the Ancillary Agreements to which they are to be parties and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is, and upon execution and delivery of the Ancillary Agreements to which Parent and/or Merger Sub are or will be parties, each of such Ancillary Agreements will be, legal, valid and binding obligations of Parent and/or Merger Sub enforceable against Parent and/or Merger Sub in accordance with their terms, in each case, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(b)    The Board of Directors of Merger Sub, by written consent duly adopted prior to the date hereof, (i) has resolved that this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby, including the Merger, and thereby are fair to and in the best interests of Merger Sub and the stockholder of Merger Sub, (ii) approved and declared advisable this Agreement, the Ancillary Agreements and the Merger and the other transactions contemplated hereby and thereby, on the terms and subject to the conditions set forth herein, in accordance with the requirements of the DGCL, and (iii) submitted this Agreement for adoption by Parent, as the sole stockholder of Merger Sub. Parent, as the sole stockholder of Merger Sub, has duly approved and adopted this Agreement and the Merger.

5.4    Consents and Approvals. Other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) the Approvals set forth on Section 5.4 of the Disclosure Schedule and (c) under the applicable requirements of the HSR Act, no Approval of any Governmental Authority is required to be made or obtained by Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Parent and/or Merger Sub is a party or the consummation of the transactions contemplated hereby or thereby, except for Approvals which if not obtained would not reasonably be expected to impair or delay in any material respect Parent’s or Merger Sub’s ability to consummate the transactions contemplated by, and discharge its obligations under, this Agreement (for the avoidance of doubt, excluding any such Approvals that may be required as a result of facts or circumstances specific to the Company or any of its Affiliates).

5.5    No Conflict or Violation. Neither the execution, delivery or performance of this Agreement and the Ancillary Agreements to which Parent or Merger Sub is a party, nor the consummation of the transactions contemplated hereby or thereby by Parent or Merger Sub, does or will (a) violate, breach or be in conflict with any provisions of the Organizational Documents of Parent or Merger Sub; (b) with or without the passage of time, the giving of notice or both, violate, breach, result in a default under or be in conflict with any Contract to which Parent or Merger Sub is a party; or (c) assuming compliance with the matters referred to in Section 5.4, violate any Law or any Order to which Parent or Merger Sub is subject, which in the case of clauses (b) or (c) would reasonably be expected to impair or delay in any material respect Parent’s or Merger Sub’s ability to consummate the transactions contemplated by, and discharge its obligations under, this Agreement.

5.6    Litigation. There is no material Action before any Governmental Authority pending or, to the actual knowledge of Parent, threatened, against Parent or Merger Sub, or affecting any of their properties or assets which would reasonably be expected to impair or delay in any material respect Parent’s or Merger Sub’s ability to consummate the transactions contemplated by, and discharge its obligations under, this Agreement.

5.7    Availability of Funds. Parent will have as of the Closing sufficient cash and available lines of credit to enable it to consummate the transactions contemplated by this Agreement and to pay all associated costs and expenses required to be paid by Parent hereunder. Parent’s obligation to consummate the transactions contemplated by this Agreement is not contingent on the consummation of any financing.

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

5.8    No Brokers. None of Parent or Merger Sub, nor any of their respective representatives or Affiliates, has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of Parent or Merger Sub or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

5.9    No Reliance. Each of Parent and Merger Sub acknowledges and agrees that it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the Company Group and its business, assets, condition, operations and prospects. In entering into this Agreement, Parent and Merger Sub: (a) acknowledge that, other than as expressly set forth in Article IV or in a certificate to be delivered by the Company pursuant to the terms of this Agreement, none of the Company or any of its Affiliates, equityholders, agents or representatives or any other Person on its behalf makes or has made any representation or warranty, either express or implied, including (i) as to the accuracy or completeness of any of the information provided or made available to Parent, Merger Sub of any of their respective Affiliates, agents or representatives prior to the execution of this Agreement, including any presentation to Parent, Merger Sub or their respective Affiliates, agents or representatives by management of the Company Group or materials or other due diligence information provided to Parent, Merger Sub or their respective Affiliates, agents or representatives or (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company Group; and (b) agree, to the fullest extent permitted by Law, that none of Company or any of its respective Affiliates, equityholders, directors, officers, employees, agents or representatives or any other Person shall have any personal liability or responsibility whatsoever to Parent, Merger Sub or their respective Affiliates, agents or representatives on any basis (including contract, tort, or otherwise) based upon any information provided or made available, or statements made, to Parent, Merger Sub or their respective Affiliates, agents or representatives prior to the execution of this Agreement, including any presentation to Parent, Merger Sub or their respective Affiliates, agents or representatives by management of the Company or materials furnished in the on-line data site prepared by the Company or other due diligence information provided to Parent, Merger Sub or their respective Affiliates, agents or representatives. Except for the representations and warranties expressly set forth in Article IV, and Ancillary Agreement or in a certificate to be delivered by the Company pursuant to the terms of this Agreement, Parent and Merger Sub each acknowledge and agree that none of them or any of their respective Affiliates, agents or representatives have relied, are relying or will rely on any statement, representation or warranty in making its decision to acquire the Company or otherwise in connection with the transactions contemplated hereby; provided that the foregoing shall not limit the representations and warranties of any Company Equityholder as to such Company Equityholder in any Ancillary Agreement to which such Company Equityholder is a party.

5.10    No Other Representations. The representations and warranties expressly set forth in this Article V, any Ancillary Agreement or any certificate delivered by Parent pursuant hereto are the sole and exclusive representations and warranties made by Parent in connection with this Agreement or the transactions contemplated hereby, and Parent expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company, the Company

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Equityholders or their Affiliates or representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company or any of the Company Equityholders by any director, officer, employee, agent, consultant or representative of Parent or any of its Affiliates), other than the representations and warranties expressly set forth in this Article V, any Ancillary Agreement or any certificate delivered by Parent pursuant hereto.

ARTICLE VI.

COVENANTS

6.1    Conduct of Business by the Company.

(a)    From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms (such period being hereinafter referred to as the “Interim Period”), except with the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned if the Closing does not occur within [*****] days after the date of this Agreement), as expressly contemplated by this Agreement or as required by Law, the Company shall, and shall cause each other member of the Company Group to, conduct its business in the ordinary course of business and use its commercially reasonable efforts to (i) preserve intact its business organization, (ii) preserve its relationships with its customers, lenders, suppliers, licensors, licensees and others, in each case, having material business relationships with it and (iii) pay or perform all of its material obligations when due.

(b)    Without limiting the generality of Section 6.1(a), except with the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned if the Closing does not occur within [*****] days after the date of this Agreement), as expressly contemplated by this Agreement or as required by Law, during the Interim Period, the Company shall not, and shall not permit any other member of the Company Group to:

(i)    amend its Organizational Documents (whether by merger, consolidation or otherwise);

(ii)    declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock (other than dividends or distributions by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company) or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its capital stock;

(iii)    (A) issue, deliver, sell, pledge, dispose of or encumber any capital stock or other equity or voting securities, securities convertible, exchangeable or exercisable into capital stock or other equity or voting securities, or warrants, options or other rights to acquire capital stock or other equity or voting securities, of the Company or any Subsidiary of the Company (other than issuances of Company Common Stock upon the exercise of Company Options or Company Warrants outstanding on the date of this Agreement or issuances of capital stock by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), (B) amend any terms of any Company Capital Stock or (C) split, combine, subdivide or reclassify any shares of capital stock or other equity or voting securities;

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(iv)    incur any capital expenditures or incur any obligations or liabilities in respect thereof, except for any capital expenditures set forth in the budget made available to Parent prior to the date of this Agreement and other unbudgeted capital expenditures not to exceed [*****] in the aggregate;

(v)    acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets (outside the ordinary course of business), securities, properties, interests or businesses;

(vi)    sell, lease, exclusively license or otherwise transfer, or create or incur any Encumbrance (other than Permitted Encumbrances) on, any of the assets, securities, properties, interests or businesses of the Company Group, other than sales and non-exclusive personal use licenses of the Company Products or Services in the ordinary course of business;

(vii)    incur, amend, assume or guarantee any Indebtedness;

(viii)    make any loan, advance or capital contribution to or investment in any Person;

(ix)    (A) [*****] modify or amend or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits under any Material Contract or (B) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, other than entering into customer contracts in the ordinary course of business in a form substantially consistent with the forms previously provided to Parent;

(x)    other than as required by Law or the terms of an Employee Benefit Plan as in existence as of the date hereof, (A) increase or accelerate the vesting or payment of any compensation or benefits provided or payable or to become provided or payable to any officer, director, manager, employee or other individual service provider of the Company Group (except for the acceleration of vesting restrictions on Company Options or Company Capital Stock in connection with the transactions contemplated hereby pursuant to and in accordance with the terms of a Contract existing as of the date hereof), (B) hire, promote, terminate the employment (other than for cause) or otherwise change the employment status or title of any employee with an annual base salary exceeding [*****] (C) enter into any new or amend any existing employment, severance, retention or change in control agreement with any of its officers, directors or employees, (D) adopt, establish, amend or terminate any Employee Benefit Plan, or any agreement, plan, policy, trust, fund or other arrangement that would constitute an Employee Benefit Plan if it were in existence on the date hereof, or (E) enter into, amend or modify any collective bargaining agreement or other contract with any union, works council or other labor organization;

(xi)    fail to maintain, dedicate to the public, allow to lapse, or abandon (in each case, including by failure to pay the required fees in any jurisdiction), any material Company Owned Intellectual Property;

(xii)    transfer of the registration of any Company Internet Domains and Accounts or failure to timely renew the registration of any material Company Internet Domains and Accounts;

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(xiii)    failure to maintain or protect the confidentiality of any Trade Secret or Source Code included in the Company Owned Intellectual Property, except for disclosures under written agreements with confidentiality obligations entered into in the ordinary course of business;

(xiv)    change in any material respect the Company Group’s methods of accounting or accounting practices, except as required by concurrent changes in GAAP as agreed to by the Company Group’s independent public accountants;

(xv)    commence, settle, or offer or propose to settle any material Action involving or against any member of the Company Group or settle any Action which involves any non-monetary relief;

(xvi)    (A) cancel, compromise, waive or release any material right, debt or claim of the Company Group; or (B) delay or postpone the payment of payables or accelerate the payment of receivables;

(xvii)    (A) make or change any material Tax election, (B) settle or compromise any claim, notice, audit report or assessment in respect of Taxes, (C) change any annual Tax accounting period, (D) adopt or change any material method of Tax accounting, (E) file any Tax Return outside the ordinary course of business or file any amended any Tax Return, (F) make or initiate any voluntary Tax disclosure, (G) surrender any right to claim a refund, credit or other similar Tax benefit or (H) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xviii)    take any action for the winding up, liquidation, dissolution or reorganization of the Company or any Subsidiary or for the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of its assets or revenues; or

(xix)    agree, resolve or commit to do any of the foregoing.

(c)    Nothing contained in this Agreement shall be construed to give to Parent or Merger Sub, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its’ Subsidiaries’ operations.

6.2    Locked Box Events.

(a)    The Company covenants, on behalf of itself and each member of the Company Group, that during the Interim Period it will not incur, allow or suffer any Leakage.

(b)    The Company shall promptly notify Parent in writing if it becomes aware of any payment or transaction which constitutes or could reasonably be likely to constitute a breach of Section 4.8(d) or Section 6.2(a).

(c)    In the event of a breach of Section 4.8(d) or Section 6.2(a), with respect to which Parent and the Company are in agreement prior to the Closing, the Company acknowledges

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

that the Aggregate Closing Consideration Value shall be reduced on a dollar for dollar basis by an amount equal to such corresponding Leakage on which such agreement exists (in accordance with such definition and not as an additional reduction after taking into account the terms of such definition).

6.3    Access to Information.

(a)    During the Interim Period, the Company shall (i) give Parent and its Affiliates, counsel, financial advisors, auditors, employees, agents and other representatives reasonable access to the offices, properties, employees, books and records and Contracts of the Company and its Subsidiaries, (ii) furnish to Parent such financial and operating data and other information relating to the Company Group as Parent may reasonably request and (iii) cooperate, and instruct the employees, counsel and financial advisors of the Company and its Subsidiaries to cooperate reasonably, with Parent in its investigation of the Company Group; provided, however, that the Company may restrict or otherwise prohibit access to such documents or information to the extent that access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information or would violate any applicable Law or Contract to which any member of the Company Group is party; provided that, in each case, the Company shall inform Parent of the nature of the documents or information being withheld and shall use commercially reasonable efforts to make alternative arrangements that would allow Parent (and/or its Affiliates, counsel, financial advisors, auditors, employees, agents and other representatives) to access such documents or information; and provided, further, however, that no information or knowledge obtained in any investigation conducted pursuant to the access contemplated by this Section 6.3 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Parent or Merger Sub hereunder. Any investigation pursuant to this Section 6.3(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company Group.

(b)    After the Closing Date, Parent shall, and shall cause its Affiliates, including the Company to, until the [*****] anniversary of the Closing Date, use its and their commercially reasonable efforts to retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date, and to make the same available for inspection and copying by the Equityholder Representative (at the Company Equityholders’ expense) during normal business hours, upon reasonable written request and upon reasonable written advanced notice as may be reasonably required by the Equityholder Representative in connection with the preparation or review of the Company’s or any of its Affiliates’ Tax Returns, any Tax audits or related Tax litigation.

6.4    Consents; Filings.

(a)    The Company shall use reasonable best efforts to cause the conditions set forth in Section 8.1 and Section 8.3 to be satisfied on a timely basis, and Parent and Merger Sub shall use reasonable best efforts to cause the conditions set forth in Section 8.1 and Section 8.2 to be satisfied on a timely basis.

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(b)    As promptly as practicable after the execution of this Agreement, each party to this Agreement (other than the Equityholder Representative) shall use reasonable best efforts to (i) make all filings and give all notices that are or may be required to be made and given by such party in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) obtain all Approvals which are or may be required to be obtained (pursuant to any applicable Law or Contract) by such party in connection with the transactions contemplated by this Agreement (including, with respect to the Company, those Approvals set forth on Section 4.4 of the Disclosure Schedule, and, with respect to Parent, those Approvals set forth on Section 5.4 of the Disclosure Schedule); provided that, with respect to any Contract, nothing herein shall require any payment to a third party in order to obtain such Approval. Each such party shall, to the extent permitted by applicable Law or applicable Contract, (x) keep the other parties reasonably informed of the status of obtaining each such Approval and permit the other parties to participate in any material meetings or other communication, and otherwise provide copies of all material communications, with respect thereto and (y) promptly deliver to such other party a copy of each such filing made, each such notice given and each such Approval obtained by it.

(c)    Without limiting the generality of the foregoing, the parties (other than the Equityholder Representative) shall, no later than [*****] Business Days after the date hereof, prepare and file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form required under the HSR Act and seek to obtain early termination of the waiting period thereunder. Each of the parties (other than the Equityholder Representative) shall file as soon as practicable and advisable any supplemental or additional information which may reasonably be requested by the FTC or the DOJ in connection with such filings and shall comply in all material respects with all applicable Laws relating thereto. Parent shall be responsible for the payment of all filing fees payable with respect to the notification and report form required under the HSR Act. To the extent permissible under applicable Law, the parties (other than the Equityholder Representative) shall (i) cooperate with each other in connection with any of the aforementioned filings or submissions and in connection with any investigation, inquiry or proceeding by the FTC, the DOJ, or any other Governmental Authority relating to the transactions contemplated hereby, (ii) promptly inform the other party of any material communication received from the DOJ or the FTC or any other Governmental Authority regarding any of the transactions contemplated hereby, (iii) provide the other party in advance, with a reasonable opportunity to comment thereon, and consider in good faith the other party’s comments on, drafts of any material communication to the DOJ, the FTC, or any other Governmental Authority relating to the transactions contemplated hereby, (iv) consult with each other in advance of any material meeting or conference with the DOJ, the FTC or any other Governmental Authority relating to the transactions contemplated hereby, and (v) unless prohibited by any Governmental Authority, give the other party the opportunity to attend and participate in such material meetings and conferences.

(d)    Neither the Company nor Parent shall extend or agree to extend the waiting period under the HSR Act or enter into any agreement with the FTC or the DOJ not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party. During the period between the date hereof and the Closing Date, neither party shall engage or agree to engage in any action, including any acquisition, combination, or other transaction, or do or cause anything to be done, that would reasonably be expected to (i) materially delay the review by the FTC or the DOJ of the transactions contemplated hereby under the HSR Act, or

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(ii) materially delay or prevent the consummation of the transactions contemplated hereby. Nothing in this Agreement shall (i) require Parent or Merger Sub to, or permit any member of the Company Group to, (A) propose or accept the sale, divestiture, disposition or holding separate of any assets or businesses of itself or any of its Affiliates (or otherwise take any action that limits the freedom of action with respect to, or its ability to retain, any of its businesses, product lines, or assets or those of its Affiliates) in order to avoid the entry of or to effect the dissolution of any injunction or other Order (whether temporary, preliminary or permanent), which would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated by this Agreement, or (B) propose or accept the imposition by a Governmental Authority of conditions on the respective businesses of Parent or its Affiliates or the Company Group; or (ii) require Parent or Merger Sub to (A) expend money to a third party in exchange for any consent of any Governmental Authority or (B) initiate any litigation, claim or other Action against any Governmental Authority, or defend any filed litigation by any Governmental Authority (for the avoidance of doubt, excluding “second requests” and the like), in each case relating to the notification and report form required under the HSR Act in connection with the transactions contemplated by this Agreement.

6.5    Company Written Consent; Stockholder Notice.

(a)    On the date of this Agreement, immediately following the execution and delivery of this Agreement, the Company shall (i) duly take all lawful action to obtain the written consent of the Consenting Stockholders adopting this Agreement and approving the Merger in accordance with the DGCL and the Company’s Organizational Documents in the form attached hereto as Exhibit E (“Company Written Consent”) and (ii) promptly following receipt of such Company Written Consent, deliver to Parent a copy of the Company Written Consent.

(b)    Promptly following execution and delivery of this Agreement (and in any event within [*****] Business Days), the Company shall deliver to any Stockholder who is entitled to vote upon the adoption of this Agreement and has not executed the Company Written Consent a stockholder notice (the “Stockholder Notice”) containing (i) notice of the receipt by the Company of the Company Written Consent in compliance with Sections 228(e) and 262 of the DGCL, (ii) the Board of Directors of the Company’s recommendation and an accurate description of the material terms of this Agreement and the Merger, (iii) a notice of the appraisal rights of the Stockholders in accordance Section 262 of the DGCL and (iv) such other information as may be required by applicable Law. The Stockholder Notice shall be subject to Parent’s prior review and approval (such approval not to be unreasonably withheld). The Stockholder Notice will not contain, at or prior to the Closing, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided, however, that the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub with respect to such entities for inclusion in the Stockholder Notice, and Parent shall ensure that any such information provided by or on behalf of Parent or Merger Sub is accurate and not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, or necessary to make the statements therein, not misleading. For the avoidance of doubt, the Stockholder Notice meeting the foregoing requirements has been delivered to the Stockholders prior to the execution and delivery of this Agreement, except for such notice in accordance with Section 228(e) of the DGCL, which, to the extent required, shall be delivered promptly (and in any event within [*****] Business Days) after the execution and delivery of this Agreement.

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

6.6    Tax Matters.

(a)    Tax Returns.

(i)    The Company shall prepare and timely file, or cause to be prepared or timely filed, all Tax Returns in respect of any member of the Company Group that are required to be filed (taking into account any extension) on or before the Closing Date, and shall pay, or cause to be paid, all Taxes of the Company Group due on or before the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with past practices of such member, except as required by applicable Law.

(ii)    Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for each member of the Company Group for any periods ending on or prior to the Closing Date that are due (taking into account any extension) after the Closing Date and all Tax Returns for the Company Group for any Straddle Periods. Such Tax Returns shall be prepared on a basis consistent with the most recent Tax Returns of the applicable member of the Company Group, except as required by applicable Law. Not later than [*****] (or, in the case of non-income Tax Returns, as soon as reasonably practicable) prior to the due date for the filing of such Tax Returns, Parent shall provide the Equityholder Representative with drafts of such Tax Returns. Parent shall consider in good faith any reasonable comments provided by the Equityholder Representative within [*****] of delivery of such Tax Return (or, if earlier, in the case of any non-income Tax Return, prior to the due date for filing such Tax Return). Except to the extent any such Taxes were included in the calculation of the Tax Liability Amount, resulting in an Aggregate Closing Consideration Value that is lower than if such amount had not been included, Parent and the Equityholder Representative shall jointly direct the Escrow Agent to wire to the Surviving Corporation (or its applicable Subsidiary) in immediately available funds from the Indemnity Escrow Account at least [*****] Business Days prior to the due date for any such Tax Return an amount equal to all Tax liabilities shown on such Tax Return for which the Equityholder Representative has agreed (or it has been determined pursuant to a final and non-appealable Order) that the Company Equityholders are responsible under this Agreement (including Article VII).

(iii)    For purposes of this Agreement, the portion of Taxes payable for any Straddle Period or other taxable period ending on the Closing Date allocable to the Pre-Closing Tax Period will be (i) in the case of Property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period and (ii) in the case of all other Taxes, determined as though the taxable year of the Company and its Subsidiaries terminated at the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity or any “controlled foreign corporation” (within the meaning of Section 957 of the Code) in which the Company or any of its Subsidiaries holds a beneficial interest will be deemed to terminate at such time and Section 706(a), 951 and 951A of the Code shall be applied accordingly), except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis. For the avoidance of doubt, Transaction Tax Deductions will be allocated to the Pre-Closing Tax Period.

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(b)    Cooperation on Tax Matters. Parent, the Surviving Corporation and the Equityholder Representative shall, and shall cause their Affiliates to, cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Contest (as defined below). Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which may be reasonably relevant to any such Tax Return or Tax Contest and making appropriate persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c)    Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby, excluding any such Taxes arising in or under the Laws of Switzerland (whether in connection with the authorization or issuance of Parent Stock in connection with the transactions contemplated by the Contribution and Exchange Agreement or otherwise) (“Transfer Taxes”) will be borne [*****] by the Parent, on one hand, and [*****] by the Stockholders, on the other hand. Each Person required by applicable law agrees to file, or cause to be filed, in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to such Transfer Taxes. For the avoidance of doubt, Parent shall bear all Swiss issuance and stamp taxes arising out of the issuance of Parent Stock pursuant to the Contribution and Exchange Agreement.

(d)    Tax Contests.

(i)    Parent shall promptly notify the Equityholder Representative in writing upon receipt by Parent or any of its Affiliates of written notice of any pending or threatened federal, state, local or foreign audits, examinations, claims, assessments or administrative or court proceeding relating to Taxes of the Company Group (a “Tax Contest”) for which any Parent Indemnitee is entitled to seek, or is seeking or intends to seek, indemnification pursuant to this Agreement (a “Relevant Tax Contest”); provided, however, that any failure to so notify the Equityholder Representative shall not relieve the Company Equityholders of any liability with respect to such Tax Contest hereunder except to the extent that the Company Equityholders were materially prejudiced as a result thereof.

(ii)    Parent shall have the right to control any Tax Contest; provided, however, that, in the case of a Relevant Tax Contest, for so long as the then remaining funds in the Indemnity Escrow Account exceed zero dollars ($0), (A) Parent shall keep the Equityholder Representative reasonably apprised of the progress of such Relevant Tax Contest, (B) the Equityholder Representative shall have the right to participate, at the Company Equityholders’ expense, in such Relevant Tax Contest and (C) at any time it is reasonably likely that the Parent Indemnitees would recover a material amount of Taxes arising out of such Relevant Tax Contest from the then remaining funds in the Indemnity Escrow Account, Parent shall not settle such Tax Contest without the prior written consent of the Equityholder Representative, not to be unreasonably withheld, conditioned or delayed.

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(iii)    Notwithstanding the foregoing, the Equityholder Representative shall not be permitted to exercise any of its enumerated rights with respect to a Tax Contest to the extent exercising such rights is inconsistent with or could prejudice the ability of the Parent Indemnitees to obtain coverage under the R&W Insurance Policy.

(e)    Survival Period Termination Date. Notwithstanding anything in this Agreement to the contrary, the obligations of Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries after Closing) and the rights of the Equityholder Representative, in each case, pursuant to Section 6.6(a) and Section 6.6(d) shall immediately cease to apply, if, and as soon as, the available funds in the Indemnity Escrow Account equal zero dollars ($0).

6.7    Indemnification of Officers and Directors.

(a)    Parent acknowledges that all rights to advancement, exculpation and indemnification for acts or omissions occurring prior to or as of the Effective Time existing as of the date of this Agreement in favor of the current and former directors and officers of the Company and its Subsidiaries pursuant to the DGCL, Organizational Documents of the Company and its Subsidiaries and any indemnification agreements set forth on Section 6.7(a) of the Disclosure Schedule shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of [*****] following the Effective Time, and Parent shall cause the Surviving Corporation to fulfill and honor such obligations to the maximum extent permitted by applicable Law; provided that in the event any claim or claims are asserted or made within such [*****] period, all rights to advancement, exculpation and indemnification in respect of any such claim or claims shall continue until final disposition of such claim.

(b)    Prior to the Closing, the Company shall purchase “tail” insurance coverage for the Company’s directors and officers, in a form reasonably acceptable to Parent, which shall provide such directors and officers with coverage for [*****] following the Closing with respect to claims arising out of acts or omissions occurring at or prior to the Closing and, unless the Company otherwise agrees, that contains terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by the Company’s current policy (the “D&O Tail Policy”). The cost of obtaining the D&O Tail Policy shall be borne by the Company, and shall be included as a Transaction Expense.

(c)    The provisions of this Section 6.7 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each current or former director and officer of the Company and its Subsidiaries and his or her heirs and personal representatives, and nothing in this Agreement shall affect any advancement, exculpation and indemnification rights that any such current or former director or officer and his or her heirs and personal representatives may have under the certificate of incorporation, bylaws or equivalent Organizational Documents of the Company or its Subsidiaries or under any Contract or applicable Law. The obligations of Parent or the Surviving Corporation under this Section 6.7 shall survive the Closing and shall not be terminated or modified in such a manner as to adversely affect any current or former director or officer of the Company and its Subsidiaries to whom this Section 6.7 applies without the consent of such affected Person.

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(d)    In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation or any of its respective successors or assigns, as the case may be, shall succeed to the obligations set forth in this Section 6.7.

6.8    Confidentiality; Publicity.

(a)    Parent and the Company hereby acknowledge and agree to continue to be bound by the Confidentiality Agreement until Closing.

(b)    Parent and the Company shall mutually agree upon a joint initial press release concerning this Agreement and the transactions contemplated hereby to be issued on or promptly following the date of this Agreement. Neither the Company nor Parent shall issue any additional press releases or make any additional public announcements concerning this Agreement and the transactions contemplated hereby without the prior consent of the other party, except as may be required by applicable Law, in which case the party issuing such press release or making such announcement shall use commercially reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements; provided, that Parent may, without consultation with the Company, make any public statement to the press, analysts, investors, lenders, rating agencies, proxy advisory firms or those attending industry conferences or Parent conference calls, so long as such statements are substantially similar to previous press releases, public disclosures or public statements made by Parent that have been approved by the Company.

6.9    Exclusivity. During the Interim Period, the Company shall not, and shall cause its Subsidiaries not to, and shall use its commercially reasonable efforts to cause its and their employees, stockholders and other representatives (including any investment bankers) not to (and shall not authorize any of them to), directly or indirectly: (a) solicit, initiate, encourage or facilitate any inquiries with respect to, or the making, submission or announcement of, any offer or proposal for an Acquisition Proposal; (b) participate or engage in or continue any discussions or negotiations regarding, or furnish to any Person any nonpublic information of the Company Group with respect to, any Acquisition Proposal; (c) approve, endorse or recommend any Acquisition Proposal; (d) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or providing for the consummation of any Acquisition Proposal; or (e) submit any Acquisition Proposal or any matter related thereto to the vote of the Stockholders; provided that solicitation of potential investors with respect to a contemplated issuance of Company Capital Stock for bona fide financing purposes shall not constitute a violation of this Section 6.9; provided, however, that any such issuance of Company Capital Stock shall be subject to Parent’s consent in accordance with Section 6.1(b)(iii). The Company shall, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause its and their employees, stockholders and other representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal. As promptly as practicable (and in any event within one (1) Business Day) after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes would lead to an Acquisition Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal.

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

6.10    R&W Insurance Policy. Parent and the Company agree to cooperate and use reasonable best efforts to take all actions that are reasonably necessary to cause the R&W Insurance Policy to be in effect at or prior to the Closing. In the event of such failure to obtain the R&W Insurance Policy, the shared cost to be borne by the Company Equityholders to purchase such insurance policy shall not be considered a Transaction Expense. During the term of the R&W Insurance Policy, Parent shall not, and shall not permit the Surviving Corporation to, amend, repeal or modify the anti-subrogation provisions in the R&W Insurance Policy without the prior written consent of the Equityholder Representative.

6.11    280G Cooperation. The Company will, prior to the Closing Date, submit to a Stockholder vote the right of any disqualified individual (as defined in Section 280G(c) of the Code) to receive or retain any and all payments and other benefits contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on the consummation of the transactions contemplated by this Agreement to the extent necessary so that no such payment or benefit would be a “parachute payment” under Section 280G(b) of the Code, in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, including Q&A 7 of Section 1.280G-1 of such regulations. Such vote shall establish the disqualified individual’s right to the payment or other compensation, and the Company shall obtain any required waivers or consents from each such disqualified individual prior to the vote. Before the vote is submitted to the Stockholders, the Company shall provide adequate disclosure to the Stockholders of all material facts concerning all payments that, but for such vote, could be deemed parachute payments to a disqualified individual under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and regulations promulgated thereunder. A reasonable period of time prior to the vote, Parent and its counsel shall have the right to review and comment on all documents to be delivered to the Stockholders in connection with such vote and any required disqualified individual waivers or consents, and the Company shall reflect all reasonable comments of Parent thereon. Parent and its counsel shall be provided copies of all documents executed by the Stockholders and disqualified individuals in connection with the vote provided under this Section 6.11.

6.12    Benefits Plan Terminations. If requested by Parent, the Company shall, prior to but conditioned upon the Closing, take all actions necessary to terminate or cancel any Employee Benefit Plan that provides group welfare benefits or is intended to be qualified under Section 401(a) of the Code as of no later than one (1) day prior to the Closing Date, in each case without Liability to Parent, the Company or any of their respective Affiliates, and provide evidence of such termination or cancellation reasonably acceptable to Parent.

6.13    Continuation of Compensation and Benefits.

(a)    Parent agrees that for [*****] following the Effective Time, each employee of the Company Group as of the Effective Time shall, while such employee remains employed (a “Continuing Employee”), receive compensation and employee benefits that, in the aggregate, are substantially comparable to, at the election of Parent, either (i) the employee

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

benefits of similarly situated employees of Parent or (ii) the employee benefits of such Continuing Employee immediately prior to the Effective Time, excluding for comparability purposes any change in control, retention or similar benefits, bonus, equity or equity-based awards. In addition, each Continuing Employee shall, as of the Effective Time, receive full credit for service with the Company Group prior to the Effective Time for purposes of eligibility to participate, vesting and vacation entitlement under the employee benefit plans, programs and policies of Parent in which such Continuing Employee participates (excluding, for the avoidance of doubt, with respect to any equity awards or incentives granted after the Effective Time) to the same extent such service was recognized by the Company Group prior to the Effective Time under comparable Employee Benefit Plans; provided, however, that nothing herein shall result in the duplication of any benefits for the same period of service.

(b)    With respect to each health or welfare benefit plan maintained by Parent or the Surviving Corporation in which a Continuing Employee participates, Parent shall use its commercially reasonable efforts to cause (i) to be waived for the calendar year in which the Effective Time occurs any eligibility waiting periods or the application of any pre-existing condition limitations under such plan to the extent such were waived or satisfied under the comparable health or welfare benefit plan of the Company Group immediately prior to the Effective Time, and (ii) each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Employee Benefit Plan for the plan year that includes the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Parent or the Surviving Corporation, as applicable, for the plan year in which the Effective Time occurs; provided, however, that Parent’s obligations under this clause (ii) shall be subject to its receipt of all necessary information, from either the Company Group or such Continuing Employee, related to such amounts paid by such Continuing Employee. If an Employee Benefit Plan that is a 401(k) plan is terminated, then Parent shall ensure that a 401(k) plan of the Parent or an Affiliate will provide for participation by Continuing Employees within [*****] after Closing and allow a rollover of account balances and outstanding loans.

(c)    The provisions of this Section 6.13 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 6.13 shall create such rights in any such persons or any other third party. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Parent or the Surviving Corporation to terminate the employment of any Continuing Employee at any time and for any reason, (ii) require Parent or the Surviving Corporation to continue any Employee Benefit Plans, or other employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Effective Time, or (iii) amend or establish any Employee Benefit Plans or other employee benefit plans or arrangements.

6.14    Notices of Certain Events. During the Interim Period, to the extent permitted by applicable Law, each of Parent and the Company shall promptly notify the other of (a) any notice or other communication from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Authority delivered in connection with the transactions

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

contemplated by this Agreement; (c) any Action commenced or, to its Knowledge, threatened against such party that relates to the consummation of the transactions contemplated by this Agreement; and (d) any inaccuracy or breach of any representation, warranty or covenant by such party contained in this Agreement of which such party has Knowledge that would result in the failure of a condition set forth in Article VIII. No such notice shall be deemed to supplement or amend the Disclosure Schedule for any purpose, including for purposes of determining the accuracy of any of the representations and warranties made by the Company in this Agreement, nor shall any such notice be taken into account when determining whether any condition set forth in Article VIII has been satisfied.

6.15    Further Assurances. Pursuant to the terms and subject to the conditions contained herein, the parties agree: (a) to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or thereunder, and (c) to cooperate with each other in connection with the foregoing.

6.16    Termination of Certain Agreements. On or prior to the Closing, the Company shall take all actions necessary to cause each Affiliate Contract, other than those set forth on Section 6.16 of the Disclosure Schedule, to be cancelled, satisfied and discharged in full without any continuing obligation of any member of the Company Group (with evidence thereof, reasonably acceptable to Parent, being delivered to Parent at or prior to the Closing).

6.17    Financing Matters.

(a)    The Company agrees to use commercially reasonable efforts to, and to cause each of its Affiliates (including, but not limited to, legal or accounting employees or direct or indirect Subsidiaries) to, provide such cooperation as shall be reasonably requested by Parent in connection with the Financing. Such cooperation shall include, but not be limited to, the following:

(i)    upon reasonable prior notice, making senior management of the Company available during normal business hours in reasonably convenient locations (or via telephonic or videoconference meeting), all to be mutually agreed, participating in customary meetings, due diligence sessions, testing-the-waters meetings, road shows and other meetings or sessions with investment banks, underwriters, brokers, dealers, potential and existing investors, financial analysts and/or rating agencies in connection with the Financing;

(ii)    reviewing materials for analyst presentations, investor presentations, registration statements, prospectuses and other offering documents, lender presentations, bank information memoranda and similar documents for the Financing, and executing and delivering representation and/or authorization letters in connection with the aforementioned activities, provided such letters shall include customary language exculpating the Company Group with respect to any liability related to the use of the contents thereof or any related marketing material by the recipients thereof;

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(iii)    furnishing Parent with financial, statistical or pertinent information as may be reasonably required by Parent prior to the Closing in connection with the Financing, it being understood that such information shall be of the type and in the form required by Regulation S-X and Regulation S-K under the Securities Act, unless otherwise specified by Parent (but subject to exceptions customary for Rule 144A offerings) (and, for the avoidance of doubt, any of its Affiliates, consultants, underwriters, legal advisors, financial advisors and/or accountants) in the preparation of Parent’s pro forma financial statements;

(iv)    permitting officers of the Company Group who will be officers of the Company Group after giving effect to the Closing to execute any credit agreement, indenture, note purchase agreement, pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, officer’s certificates, customary closing documents and or other financing deliverables, certificates or documents reasonably required to consummate the Financing, it being understood that all such documents will not be effective until, and otherwise subject to, the Closing;

(v)    assisting Parent to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which any member of the Company Group is a party to the extent required by this Agreement or reasonably required in connection with the Financing;

(vi)    cooperating with Parent in its efforts to obtain accountants’ comfort letters and legal opinions;

(vii)    taking all actions reasonably necessary to permit the prospective investment banks, underwriters, brokers, dealers, potential and existing investors, financial analysts and/or rating agencies involved in the Financing to evaluate the Company Group’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of their due diligence in connection with the Financing;

(viii)    cooperating with the Financing sources’ reasonable due diligence investigation and evaluation of the business, assets and properties of the Company Group for the purpose of establishing collateral arrangements (including evaluating cash management and accounting systems, policies and procedures relating thereto, conducting appraisals and providing information with respect to receivables, deposit and other accounts and related assets);

(ix)    reasonably cooperating with the marketing efforts of Parent in connection with all or any portion of the Financing, including reasonable direct contact between senior management of the Company, on the one hand, and any investment banks, underwriters, brokers, dealers, potential and existing investors, financial analysts and/or rating agencies, on the other hand, and any actions reasonably necessary to ensure that Parent’s marketing efforts benefit from the Company Group’s existing banking and commercial relationships; and

(x)    providing information relating to the Company Group reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001, to the extent requested in writing by Parent and within reasonable time periods.

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(b)    Notwithstanding Section 6.17(a), in no event shall any member of the Company Group or any of their respective officers, employees or other representatives have any obligation, prior to the Closing, to:

(i)    approve, authorize or ratify the execution of any agreements relating to the Financing that is not contingent upon the Closing or that would be effective prior to the Closing (other than any authorization letter or representation letter included in an information memorandum and/or registration statement for purposes of marketing and/or consummating the Financing prior to the Closing that is consistent with the requirements of Section 6.17(a));

(ii)    take any action that would conflict with or result in a breach of any provision of any of the Organizational Documents of the Company Group or any applicable Law;

(iii)    be an issuer or other obligor with respect to the Financing (except to the extent contingent upon the Closing);

(iv)    execute or deliver any document or certificate in connection with the Financing that is not contingent upon the Closing or that would be effective prior to the Closing; or

(v)    be required to provide access to or disclose information that the Company reasonably determines would jeopardize any attorney-client privilege of any member of the Company Group or any of their respective Affiliates or would otherwise be restricted from disclosure hereunder, or otherwise unduly interfere with the conduct of the business by the Company in the ordinary course.

(c)    Regardless of whether the transactions contemplated hereby are consummated, Parent shall reimburse, indemnify and hold harmless the Company Group and their respective Affiliates and representatives for all reasonable out-of-pocket fees, costs, expenses or other Losses incurred by any of them in connection with this Section 6.17 (none of which shall be deemed to be Transaction Expenses), [*****]

ARTICLE VII.

INDEMNIFICATION; REMEDIES

7.1    Survival. All of the representations and warranties made by any party in this Agreement or, with respect to Parent, in the Contribution and Exchange Agreement shall survive the Closing for a period of [*****] following the Closing Date (the “Survival Period Termination Date”). The covenants and agreements of the parties to be performed prior to or on the Closing Date shall survive the Closing until the Survival Period Termination Date. The covenants and agreements of any party to be performed following the Closing shall survive the Closing until fully performed in accordance with their terms. Notwithstanding the foregoing, if written notice of a claim has been given on or prior to the applicable survival date for the representation, warranty, covenant or agreement on which such claim is based, then such

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

representation, warranty, covenant or agreement shall survive as to such claim until final determination and satisfaction of such claim. Notwithstanding the time limitations set forth in this Section 7.1 or any provision to the contrary contained herein, any claim relating to Fraud may be brought at any time to the maximum extent permitted by applicable Laws (including the maximum period of extensions under Section 8106(c) of Title 10 of the DGCL).

7.2    Indemnification.

(a)    By the Stockholders. Following the Closing, each of the Stockholders, severally and not jointly (in accordance with the second paragraph of this Section 7.2(a)), shall indemnify, save and hold harmless Parent and each of its Affiliates (including, following the Closing, the Surviving Corporation and its Subsidiaries), and each of their respective representatives (collectively, the “Parent Indemnitees”), from and against any and all Losses incurred in connection with, arising out of, resulting from or attributable to (i) any breach or inaccuracy of any representation or warranty made by the Company in Article IV or any certificate delivered in connection with this Agreement (in each case, without giving effect to materiality or “Company Material Adverse Effect” qualifications for purposes of determining whether there is a breach or inaccuracy and with respect to the calculation of the amount of Losses incurred by a Parent Indemnitee, except that this parenthetical shall not apply with respect to determining whether there is a breach of or inaccuracy in clause (b) of Section 4.8 or references to “Material Contracts”); (ii) any breach of any covenant or agreement made by the Company in this Agreement and required to be performed prior to the Closing; (iii)(A) any claim or allegation by any Company Equityholder that the consideration set forth in the Closing Consideration Schedule with respect to such Company Equityholder was calculated in a manner inconsistent with this Agreement or the Amended and Restated Certificate of Incorporation or (B) any Excess Dissenting Share Payments; (iv) any Transaction Expenses that are unpaid as of the Closing; (v) any Indemnified Taxes; and (vi) Fraud by the Company in connection with this Agreement.

For purposes of clarifying the meaning of “several” indemnification by each Stockholder under this Section 7.2(a), (x) any portion of the Indemnity Escrow Funds that are distributed to a Parent Indemnitee pursuant to this Article VII shall be deemed to have been “severally” recovered from all of the Stockholders and (y) any other recovery against the Stockholders permitted by this Article VII shall be made in accordance with their respective Pro Rata Indemnity Portions. For the avoidance of doubt, the Equityholder Representative shall represent the Stockholders with respect to all matters pursuant to this Article VII as provided in Section 10.19 (and any notice requirement with respect to any notice required to be provided under this Article VII by an Indemnified Party shall be deemed satisfied if such notice is delivered to the Equityholder Representative).

(b)    By Parent. Following the Closing, Parent shall indemnify, save and hold harmless the Company Equityholders and each of their respective representatives (collectively, the “Equityholder Indemnitees”), from and against any and all Losses incurred in connection with, arising out of, resulting from or attributable to (i) any breach or inaccuracy of (x) any representation or warranty made by Parent or Merger Sub in Article V or in any certificate delivered in connection with this Agreement or (y) solely with respect to indemnification of Management Aggregator, any representation or warranty made by Parent in the Contribution and Exchange Agreement (in the case of each of clauses (x) and (y), without giving effect to materiality

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

qualifications for purposes of determining whether there is a breach or inaccuracy and with respect to the calculation of the amount of Losses incurred by a Equityholder Indemnitee); or (ii) any breach of any covenant or agreement made by Parent or Merger Sub or, from and after the Closing, the Company in this Agreement.

7.3    Limitations on Indemnity.

(a)    No amount shall be payable to the Parent Indemnitees in satisfaction of claims for indemnification pursuant to Section 7.2(a)(i) unless and until the aggregate amount of all Losses of the Parent Indemnitees arising therefrom exceeds an amount equal to [*****] (the “Deductible”), at which time the Parent Indemnitees shall have the right to recover all Losses in excess of the Deductible, subject to the other limitations set forth in this Article VII; provided, that the Deductible shall not apply to indemnification claims for breaches of the Fundamental Representations or breaches of clause (d) of Section 4.8 (No Leakage) or Section 4.22 (Tax Matters).

(b)    The Indemnity Escrow Funds shall be the sole source of recovery with respect to Losses indemnifiable pursuant to Sections 7.2(a)(i) and 7.2(a)(v), and in no event shall the Parent Indemnitees be entitled to recover more than the Indemnity Escrow Funds pursuant to Sections 7.2(a)(i) and 7.2(a)(v) in the aggregate. Subject to the foregoing, in no event shall any Stockholder have liability under this Article VII in excess of the value of the consideration payable to such Stockholder, except with respect to Fraud perpetrated by such Stockholder.

(c)    (i) No amount shall be payable to the Equityholder Indemnitees in satisfaction of claims for indemnification pursuant to Section 7.2(b)(i) unless and until the aggregate amount of all Losses of the Equityholder Indemnitees arising therefrom exceeds an amount equal to the Deductible, at which time the Equityholder Indemnitees shall have the right to recover all Losses in excess of the Deductible, subject to the other limitations set forth in this Article VII; provided, however, that the Deductible shall not apply to indemnification claims for breaches of the Fundamental Representations and (ii) the aggregate liability of Parent with respect to claims for indemnification by the Equityholder Indemnitees pursuant to Section 7.2(b)(i) [*****] The maximum aggregate amount recoverable by the Equityholder Indemnitees pursuant to this Article VII shall not exceed the value paid by or on behalf of Parent hereunder, except with respect to Fraud perpetrated by Parent.

7.4    Direct Claims Indemnification Procedures.

(a)    If a Person is entitled to indemnification hereunder (an “Indemnified Party”), the Indemnified Party shall deliver a written demand (a “Claim Certificate”) to Parent (in the case of an indemnification claim from an Equityholder Indemnitee) or the Equityholder Representative (in the case of an indemnification claim from a Parent Indemnitee), as applicable (Parent or Stockholders collectively, as applicable, the “Indemnifying Party”), which Claim Certificate shall contain a description of, and if reasonably determinable at the time such demand is delivered, the amount of any Losses incurred or reasonably expected to be incurred by such Indemnified Party and a reasonable explanation of the basis therefor. The failure to provide such notice to the Indemnifying Party shall not affect the Indemnifying Party’s obligations under this Article VII except and only to the extent that the Indemnifying Party is materially prejudiced by such failure.

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(b)    In the event that the Indemnifying Party does not, within [*****] of the receipt thereof, object in writing to any claim or claims made in any Claim Certificate pursuant to the terms hereof, the Indemnifying Party shall, subject to the limitations in this Article VII, deliver to the Indemnified Party an amount equal to the Losses set forth in the Claim Certificate arising out of any claim or claims that are not objected to by the Indemnifying Party; provided, that if the Indemnified Party is a Parent Indemnitee, then such amount may be recoverable from the Indemnity Escrow Account in accordance with the terms hereof and of the Escrow Agreement.

(c)    In case the Indemnifying Party shall object in writing to any claim or claims made in any Claim Certificate, the Indemnifying Party and Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnifying Party and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed, and the Indemnifying Party shall deliver to the Indemnified Party the amount, if any, set forth in such memorandum in accordance with the terms thereof; provided, that if the Indemnified Party is a Parent Indemnitee, then such amount may be recoverable from the Indemnity Escrow Account in accordance with the terms hereof and of the Escrow Agreement. In the event that the parties to this Agreement are not able to reach an agreement, or the memorandum contains an agreement as to only a portion of the Losses in question, the parties may resolve such dispute in the manner provided in Section 10.5.

7.5    Defense of Third-Party Claims.

(a)    A party seeking indemnification hereunder in connection with a claim by any Person other than the Indemnified Party (a “Third-Party Claim”) shall provide prompt notice of such Third-Party Claim to Parent (in the case of an indemnification claim from an Equityholder Indemnitee) or the Equityholder Representative (in the case of an indemnification claim from a Parent Indemnitee), as applicable, which notice describes in reasonable detail such Third-Party Claim and includes copies of all material written correspondence received by such party in connection therewith; provided that the failure to provide such notice shall not affect an Indemnifying Party’s obligations under this Article VII except and only to the extent that an Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall have the right, subject to the consent rights of any insurer or any other limitations in the R&W Insurance Policy, in its discretion and at its expense, to participate in and control the defense or settlement of such Third-Party Claim; provided that the Indemnifying Party may control the defense or settlement of such Third-Party Claim only if (i) the claim does not seek an injunction or other equitable relief; (ii) the claim does not involve criminal allegations, a Governmental Authority, or any material supplier, customer, or other partner to the business conducted by the Company Group; (iii) the Indemnifying Party admits that such Third-Party Claim is indemnifiable pursuant to this Article VII and the amount of such Third-Party Claim is less than the amount of the then-available Indemnity Escrow Funds (excluding other pending claims); (iv) such Indemnifying Party assumes the defense of such Third-Party Claim within thirty (30) days of receipt by the Indemnifying Party of notice of such Third-Party Claim and a reasonable description of such Third-Party Claim; (v) such Indemnifying Party conducts the defense of the Third-Party Claim diligently; (vi) the Indemnifying Party is not a party to the Third-Party Claim or outside counsel for the Indemnifying

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Party has determined in good faith that there would be no conflict of interest or other inappropriate matter associated with joint representation; and (vii) in the case of a claim against a Parent Indemnitee, the assumption of the defense would not cause any Parent Indemnitee to lose coverage under the R&W Insurance Policy. If the Indemnifying Party assumes the defense of such Third-Party Claim, (A) the Indemnified Party shall be entitled, at its own cost and expense, to participate in the defense of such Third-Party Claim and to employ separate counsel of its choice for such purpose and (B) the Indemnifying Party shall keep the Indemnified Party apprised of all developments, including settlement offers, with respect to the Third-Party Claim.

(b)    Whether or not the Indemnifying Party shall have assumed the defense of a Third-Party Claim, neither party shall admit to any Liability with respect to, consent to the entry of any judgment, or settle, compromise or discharge, any Third-Party Claim for which indemnity is sought without the prior written consent (not to be unreasonably withheld, delayed or conditioned) of the other party; provided, that an Indemnified Party shall have no obligation of any kind to consent to the entrance of any judgment or into any settlement unless such judgment or settlement (i) is for only money damages, the full amount of which shall be paid by the Indemnifying Party and (ii) includes, as a condition thereof, an express, unconditional release of the Indemnified Party from any liability or obligation with respect to such Third-Party Claim; provided, further, that, notwithstanding the foregoing, such consent shall be subject, in all cases, to the terms (including any right of the insurer to consent) of the R&W Insurance Policy.

(c)    If any condition in Section 7.5(a) is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or, subject to Section 7.5(b), enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith); provided that, if the Indemnifying Party has not provided its consent (not to be unreasonably withheld, delayed or conditioned), such consent to the entry of judgment or settlement agreement shall not be conclusive, in and of itself, of any obligation of the Indemnifying Party under this Article VII, and (ii) to the extent the Indemnifying Party is liable for such Losses under this Article VII, the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer, sustain or become subject to, as result of, arising out of, relating to or in connection with the Third-Party Claim to the fullest extent provided in this Article VII. This Section 7.5 shall not apply to Tax Contests which shall be governed by Section 6.6(d).

7.6    Effect of Knowledge or Waiver of Condition. The right to indemnification, payment of Losses or other remedy based on any representations, warranties, covenants and agreements will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Losses, or other remedies based on such representations, warranties, covenants and agreements.

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

7.7    Escrow; Payment.

(a)    Any indemnification of the Parent Indemnitees or the Equityholder Indemnitees pursuant to this Article VII shall be effected by wire transfer of immediately available funds from the applicable Persons to (i) an account designated in writing by the applicable Parent Indemnitees or (ii) the Paying Agent for further distribution to the Equityholder Indemnitees (in accordance with the written instructions of the Equityholder Representative), as the case may be, within [*****] after the final determination thereof; provided, however, that any indemnification owed by the Stockholders to the Parent Indemnitees pursuant to Section 7.2(a) will solely be satisfied from the Indemnity Escrow Account.

(b)    Parent and the Equityholder Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to make any distributions from the Indemnity Escrow Account as provided for herein.

7.8    No Contribution. Subject to Section 6.7, no Stockholder shall have, and no Stockholder shall exercise or assert (or attempt to exercise or assert), any right of contribution or reimbursement from, subrogation to, or right of indemnity against the Surviving Corporation or any of its Subsidiaries to the extent of any indemnification obligation to a Parent Indemnitee to which such Stockholder may become subject under or in connection with this Agreement.

7.9    Indemnification Sole Remedy.

(a)    From and after the Closing Date, except (w) with respect to the remedies contemplated by Section 10.17, (x) as set forth in this Section 7.9(b) and (y) in the case of remedies against a Person for such Person’s Fraud, the parties hereby (i) agree that the indemnification provisions set forth in this Article VII are the exclusive provisions with respect to the liability of any Company Equityholder or Parent or Merger Sub for the breach, inaccuracy or nonfulfillment of any representation or warranty or any covenants, agreements or other obligations contained in this Agreement, the Contribution and Exchange Agreement or any certificate delivered in connection with this Agreement and the sole remedy of the Parent Indemnitees and the Equityholder Indemnitees for any claims for breach of representation or warranty or covenants, agreements or other obligations arising out of this Agreement, any certificate delivered in connection with this Agreement or any law or legal theory applicable thereto and (ii) irrevocably waive any remedy relating to any such breach other than the indemnification rights provided pursuant to this Article VII (whether by contract, common law, statute, regulation or otherwise). In the case of remedies against a Person for such Person’s Fraud, the limitations set forth in this Article VII, including those set forth in Section 7.3, shall not apply to any Loss that the Parent Indemnitees or the Equityholder Indemnitees, respectively, may suffer, sustain or become subject to.

(b)    For the avoidance of doubt, nothing set forth in this Article VII or otherwise in this Agreement shall effect any right or claim of Parent or the Surviving Corporation pursuant to any Letter of Transmittal signed by any Company Equityholder with respect to any representations, warranties, covenants or agreements set forth in such Letter of Transmittal.

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

7.10    Tax Consequences of Payments. Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article VII will be treated as adjustments to the purchase price for all federal, state, local and foreign Tax purposes, and the parties shall file their respective Tax Returns accordingly and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by Law.

7.11    Losses Net of Insurance and Other Recoveries. Losses indemnifiable pursuant to this Article VII shall be reduced by the amount of insurance proceeds or other amounts actually recovered by Parent (including from the R&W Insurance Policy) with respect to the Losses, net of any increase in premium or out-of-pocket cost of recovery. If a Parent Indemnitee recovers, under insurance policies (other than any amounts solely related to the retention under the R&W Insurance Policy) or otherwise, any amount in respect of a matter for which such Parent Indemnitee was already indemnified by the Stockholders pursuant to Section 7.2(a), Parent shall promptly pay over to the amount so recovered (after deducting therefrom the full amount of the reasonable out-of-pocket expenses incurred by such Parent Indemnitee in obtaining and paying over the amount of such recovery and increase in premium) to the Paying Agent for further distribution to the Stockholders; provided, however, that if such recovery occurs prior to the Survival Period Termination Date from the Indemnity Escrow Account, then such recovered amount shall be re-deposited in the Indemnity Escrow Account until it is released in accordance with this Agreement and the Escrow Agreement. Notwithstanding the foregoing, no Parent Indemnitee shall have any obligation to make, or to cause any member of the Company Group to make, any insurance claim or to pursue any recovery from any insurance carrier or third party with respect thereto.

7.12    Mitigation and Subrogation. Each Indemnified Party agrees to take all reasonable actions to mitigate all Losses to the extent required by applicable Law; provided that, for the avoidance of doubt, the cost and expense to mitigate such Losses shall be deemed a Loss.

ARTICLE VIII.

CONDITIONS TO CLOSING

8.1    Conditions to the Obligations of Each Party. The obligation of each party to consummate the Closing shall be subject to the satisfaction (or waiver in writing by each party to the extent permitted by applicable Law), at or prior to the Closing, of each of the following conditions:

(a)    The Company Stockholder Approval shall have been obtained in accordance with the DGCL.

(b)    Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c)    No Law or Order shall have been enacted, issued, promulgated, enforced or entered by any Governmental Authority that enjoins or otherwise prohibits the consummation of the Merger or the other transactions contemplated by this Agreement or the Ancillary Agreements.

(d)    No Action by any Governmental Authority shall have been instituted which seeks to enjoin or otherwise prohibit, or which challenges the validity or legality of, the consummation of the Merger or the other transactions contemplated by this Agreement or the Ancillary Agreements.

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

8.2    Conditions to Obligations of the Company. The obligation of the Company to consummate the Closing shall be subject to the satisfaction (or waiver in writing by the Company to the extent permitted by applicable Law), at or prior to the Closing, of each of the following conditions:

(a)    Each of the representations and warranties of Parent and Merger Sub contained in this Agreement, without giving effect to any qualification as to materiality contained therein, shall be true and correct as of the date hereof and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date), except to the extent that the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

(b)    Each of the covenants and agreements contained in this Agreement to be complied with or performed by Parent or Merger Sub at or before the Closing shall have been complied with or performed in all material respects by Parent and/or Merger Sub.

(c)    Parent shall have delivered to the Company a certificate signed by an officer of Parent, dated as of the Closing Date, certifying that the conditions specified in Sections 8.2(a) and 8.2(b) have been fulfilled.

(d)    Parent shall have delivered to the Company the Escrow Agreement, duly executed by Parent and the Escrow Agent, and the Paying Agent Agreement, duly executed and delivered by Parent and the Paying Agent.

8.3    Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Closing shall be subject to the satisfaction (or waiver in writing by Parent to the extent permitted by applicable Law), at or prior to the Closing, of each of the following conditions:

(a)    Each of the representations and warranties of the Company (i) contained in this Agreement (other than the representations and warranties in Section 4.2), without giving effect to any qualification as to materiality contained therein, shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date), except to the extent that the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect; and (ii) the representations and warranties set forth in Section 4.2 shall be true and correct in all respects, except for de minimis inaccuracies, as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all respects, except for de minimis inaccuracies, as of such earlier date).

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(b)    Each of the covenants and agreements contained in this Agreement to be complied with or performed by the Company and Management Aggregator at or before the Closing shall have been complied with or performed in all material respects by the Company and/or Management Aggregator, as applicable.

(c)    No event, circumstance, change or condition shall have occurred since the date of this Agreement which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)    The Company shall have delivered to the Parent a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c) have been fulfilled.

(e)    Either (i) the period during which any Company Equityholders can exercise statutory appraisal rights under Section 262 of the DGCL with respect to the Merger shall have expired and Company Equityholders holding [*****] of the Company Capital Stock entitled to exercise such appraisal rights shall have exercised such appraisal rights (to the extent such exercises shall not subsequently have been validly withdrawn or waived) or (ii) Company Equityholders holding [*****] of the Company Capital Stock entitled to exercise such appraisal rights shall have effectively waived such appraisal rights in accordance Section 262 of the DGCL by execution of and delivery to the Company of a Consent Agreement.

(f)    The Company shall have delivered duly executed consents approving or consenting to the transactions contemplated hereby, in form and substance reasonable satisfactory to Parent, from each of the Persons set forth on Section 8.3(f) of the Disclosure Schedule, and such consents shall not have been amended, modified, waived, terminated or revoked prior to the Closing.

(g)    The Company shall have delivered to Parent, the Escrow Agreement, duly executed by the Equityholder Representative.

ARTICLE IX.

TERMINATION

9.1    Termination. This Agreement may be terminated, and the Merger and the other transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a)    by mutual written consent of Parent and the Company;

(b)    by either Parent or the Company if the Closing shall not have occurred on or before the date that is [*****] after the date of this Agreement (the “Outside Date”); provided, that if as of such Outside Date, the condition set forth in Section 8.1(b) has not been satisfied, but all other conditions to Closing have been satisfied (other than conditions that, by their terms, are to be satisfied at the Closing), then the Outside Date shall automatically be extended to the date that is [*****] after the date of this Agreement; provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose breach of any of its obligations under this Agreement caused, or resulted in, the failure of the Closing to occur on or before such date;

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(c)    by either Parent or the Company, in the event that any Governmental Authority of competent jurisdiction shall have issued an Order that enjoins or otherwise prohibits the consummation of either of the Merger and such Order shall have become final and non-appealable;

(d)    by Parent if: (i) there has been a breach by the Company of its representations, warranties or covenants contained in this Agreement which would cause the failure of a condition set forth in Section 8.3, (ii) Parent shall have delivered to the Company written notice of such breach and (iii) such breach is not capable of cure prior to the Outside Date or at least [*****] shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured such that the applicable condition in Section 8.3 would be satisfied; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 9.1(d) if Parent or Merger Sub are then in material breach of any of their representations, warranties or covenants contained in this Agreement;

(e)    by the Company if: (i) there has been a breach by Parent or Merger Sub of any of their representations, warranties, covenants or agreements contained in this Agreement which would cause the failure of a condition set forth in Section 8.2, (ii) the Company shall have delivered to the Parent written notice of such breach and (iii) such breach is not capable of cure prior to the Outside Date or at least [*****] shall have elapsed since the date of delivery of such written notice to the Parent and such breach shall not have been cured such that the applicable condition in Section 8.2 would be satisfied; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(e) if the Company is then in material breach of any of its representations, warranties or covenants contained in this Agreement; or

(f)    by Parent if the Company shall not have delivered the Company Written Consent, duly executed by the Consenting Stockholders, to Parent within [*****] of the execution of this Agreement.

9.2    Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.1, (a) written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and (b) this Agreement shall become void and there shall be no liability or obligation on the part of any party hereunder except that (i) Section 6.8, this Section 9.2 and Article X shall survive any such termination and (ii) nothing contained in this Agreement shall relieve any party from any liability resulting from its Fraud or its willful and material breach of this Agreement prior to such termination.

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

ARTICLE X.

MISCELLANEOUS

10.1    Defined Terms. As used herein, the terms below shall have the following meanings. Any such term, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Acquisition Proposal” shall mean, other than the Merger, any offer, proposal or inquiry relating to, or any Person’s indication of interest in, (a) the sale, license or other disposition of all or a material portion of the business or assets of the Company or any Subsidiary of the Company, (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company or any Subsidiary of the Company (other than in connection with the exercise of any Company Option or Company Warrant outstanding on the date hereof), (ii) any subscription, option, call, warrant, preemptive right, right of first refusal or any other right (whether or not exercisable) to acquire any capital stock or other equity security of the Company or any Subsidiary of the Company (other than in connection with the exercise of any Company Option or Company Warrant outstanding on the date hereof), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company or any Subsidiary of the Company or (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company or any Subsidiary of the Company.

“Action” shall mean any action, claim, complaint, suit, litigation, proceeding, arbitration, audit, hearing, investigation or unfair labor practice charge or complaint commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Affiliate” shall mean, when used with reference to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Closing Consideration Value” shall mean an amount equal to (a) [*****] plus (b) the Aggregate Exercise Amount minus (c) the amount of any Leakage as determined in accordance with Section 6.2(c), minus (d) the amount of any Transaction Expenses as set forth on the Closing Expenses Certificate, minus (e) the Tax Liability Amount as set forth on the Closing Expenses Certificate.

“Aggregate Exercise Amount” shall mean an amount equal to the sum of (a) the aggregate exercise price of all In-the-Money Options and Company Warrants and (b) the aggregate deemed exercise price of all Option Award Promises, in each case, as set forth on the Closing Consideration Spreadsheet.

“Amended and Restated Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on December 3, 2019, as duly amended from time to time in accordance with the terms thereof and applicable Laws.

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Ancillary Agreements” shall mean the Escrow Agreement, the Paying Agent Agreement, the Contribution and Exchange Agreement, the Consent Agreements and all other agreements, instruments, documents and certificates executed, filed or otherwise prepared, exchanged or delivered pursuant to this Agreement.

“Approval” shall mean any approval, authorization, release, consent, qualification, permit or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Authority.

“Business Day” shall mean a day other than Saturday, Sunday or any day on which banks located in the State of New York or the country of Switzerland are authorized or obligated to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, the Consolidated Appropriations Act of 2021, each as amended, or any similar applicable federal, state, local or foreign Law.

“Closing Expenses Certificate” shall mean a certificate delivered by the Company to Parent no later than five (5) Business Days prior to the Closing Date setting forth all Transaction Expenses and the Company’s good faith estimate of the Tax Liability Amount.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock, taken together.

“Company Class A Common Stock” shall mean the Class A common stock, par value $0.0001, of the Company.

“Company Class B Common Stock” shall the Class B common stock, par value $0.0001, of the Company.

“Company Common Stock” shall mean shares of Company Class A Common Stock and Company Class B Common Stock, taken together.

“Company Equity Plan” shall mean the Atrium Sports, Inc. 2019 Equity Incentive Plan.

“Company Equityholder” shall mean the Stockholders, the Optionholders and the Warrant Holders.

“Company Group” shall mean the Company and each of its Subsidiaries.

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Company Group IP Agreements” shall mean all acquisition, transfer, use, development, restriction, sharing, license, sublicense or grant of any other right, settlements, coexistence, covenants not to sue, waivers, releases, permissions and other contracts, whether written or oral, relating to Intellectual Property to which any member of the Company Group is a party, beneficiary or otherwise bound, including agreements with current or former employees, consultants, or contractors regarding the disposition, development, appropriation or the nondisclosure of any Company Owned Intellectual Property.

“Company Internet Domains and Accounts” shall mean the Internet domain name registrations and social media accounts registered in the name of any member of the Company Group.

“Company Material Adverse Effect” shall mean any event, circumstance, change or condition that, when taken individually or together with all other events, circumstances, changes or conditions, has had or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business, or operations of the Company Group, except to the extent resulting from (a) changes in general local, domestic, foreign, or international economic conditions, including trade and national security policies and export controls and executive orders relating thereto, or credit or financial or capital markets, including changes in interest or exchange rates, (b) changes affecting generally the industry in which the Company and its Subsidiaries operate, (c) any pandemic (including the SARS-CoV-2 virus and COVID-19 disease), epidemic, plague, or other outbreak of illness or public health event, hurricane, flood, tornado, earthquake or other natural disaster or act of God or changes resulting from weather conditions, acts of war, sabotage or acts of foreign or domestic terrorism (including cyber-terrorism), military actions or the escalation thereof, (d) any changes in applicable Law or GAAP, or any changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory or political conditions, (e) any action expressly required by this Agreement or taken at Parent’s written direction, (f) the negotiation, execution, announcement or performance of this Agreement and the transactions contemplated hereby (provided that, with respect to the representations and warranties set forth in Section 4.4 and the condition to Closing with respect thereto, the exceptions set forth in this clause (f) shall not apply) or (g) any failure by the Company Group to meet any projections, estimates or expectations of the Company Group’s revenue, earnings or other financial performance or results of operations for any period (it being understood that this clause (g) shall not include the events, circumstances, changes, conditions, facts or occurrences giving rise or contributing to such failure to meet any projections, estimates or expectations); provided that, in the case of clauses (a), (b), (c) or (d), if such event, circumstance, change or condition would reasonably be expected to have a disproportionate impact on the Company Group, taken as a whole, as compared with other participants in the industries in which the Company Group operates, then the incremental disproportionate impact may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect.

“Company Option” shall mean an option to purchase Company Common Stock issued under a Company Equity Plan.

“Company Owned Intellectual Property” shall mean any and all Intellectual Property that is owned by, or purported to be owned by, any member of the Company Group.

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Company Preferred Stock” shall mean the Series A-1 Preferred Stock, par value $0.0001, of the Company (the “Series A-1 Preferred Stock”) and the Series A Preferred Stock, par value $0.0001, of the Company (the “Series A Preferred Stock”), taken together.

“Company Products or Services” shall mean those products (including computer programs or mobile applications) and/or services and related documentation, developed, manufactured, produced, provided, distributed, marketed, imported for resale, sold, leased or licensed out by or on behalf of the Company Group since inception or which the Company Group intends to develop, manufacture, produce, provide, distribute, market, import for resale, sell, lease, or license out in the future.

“Company Proprietary Software” shall mean any Software that is, or is purported to be, owned by the Company Group.

“Company Stockholder Approval” shall mean the adoption of this Agreement by the holders of (i) a majority of the outstanding shares of Company Preferred Stock, voting together as a single class on an as-converted to Company Class A Common Stock basis, and (ii) a majority of the outstanding shares of Company Capital Stock, with each holder of outstanding shares of Company Preferred Stock entitled to cast the number of votes equal to the whole shares of Company Class A Common Stock into which such shares of Company Preferred Stock held by such holder are convertible into as of the record date for determining holders entitled to vote on the adoption of this Agreement.

“Company Warrant” shall mean a warrant to purchase Company Common Stock.

“Confidentiality Agreement” shall mean that certain Mutual Non-Disclosure Agreement, dated as of October 27, 2020, by and between Sportradar AG, a company organized under the laws of Switzerland, and the Company.

“Consent Agreement” shall mean a Consent Agreement executed by a Stockholder, in form attached hereto as Exhibit H.

“Contract” shall mean any contract, agreement, lease, license, sales order, purchase order or other legally binding commitment or instrument.

“Deferred Payroll Taxes” shall mean any Taxes payable by the Company Group that (x) relate to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Effective Time and (y) are payable following the Effective Time as permitted by Section 2302(a) of the CARES Act, calculated after giving effect to any tax credits afforded under the CARES Act, the Families First Coronavirus Response Act or any similar applicable federal, state or local Law to reduce the amount of any such Taxes payable or owed.

“Disclosure Schedule” shall mean the disclosure schedules delivered by the Company to Parent and by Parent to the Company, as applicable, in each case, as of the date hereof.

“Employee Benefit Plan” shall mean (i) each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and (ii) each other plan, policy, program, agreement, understanding or arrangement (whether written or oral) establishing,

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

providing for or memorializing the terms of any of the following: employment, consulting, service, deferred compensation, bonus, incentive compensation, compensatory equity or equity-linked awards or incentives, severance, termination, retirement, supplemental retirement, pension, profit-sharing, excess benefit, retention, transaction, change in control, salary continuation, tuition assistance, dependent care assistance, legal assistance, vacation, leave of absence, paid-time-off, fringe benefit, health, medical, retiree medical, dental, vision, disability, accident, life insurance or survivor benefit, savings, cafeteria, insurance, flexible spending, adoption/dependent/employee assistance or any other form of compensation or benefit, in each case, (a) which is maintained, participated in, contributed to, entered into, or sponsored by the Company, any of its Subsidiaries or any of their ERISA Affiliates with respect to any current or former individual service provider of the Company (or any dependent or beneficiary thereof) or (b) as to which the Company Group has any Liability.

“Employment Statute” shall mean any federal, state or municipal employment, labor or employment discrimination Law, including without limitation, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, ERISA, the WARN Act, the Family and Medical Leave Act, the Immigration Reform and Control Act of 1986, the California Fair Employment and Housing Act, the California Family Rights Act, and the California Labor Code, and all amendments to each such Law as well as the regulations issued thereunder.

“Encumbrance” shall mean any claim against, lien, pledge, charge against, equitable interest, right of first refusal or similar restriction of any kind, security interest, deed of trust, mortgage, pledge, hypothecation or other similar encumbrance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity, trade or business (whether or not incorporated) that, together with the Company Group, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or is under common control with the Company Group within the meaning of Section 4001(a)(14) of ERISA.

“Escrow Agent” shall mean Citibank N.A.

“Escrow Agreement” means an Escrow Agreement, in the form reasonably agreed by the Company, Parent and the Escrow Agent prior to the Closing.

“Financing” shall mean any financing transaction or series of financing transactions of Parent or any of its Affiliates, for the primary purpose of raising capital, by which Parent or any of its Affiliates sells shares or units of its equity securities and/or securities convertible into its equity securities or debt securities.

“Fraud” means common law fraud under the Laws of the State of Delaware (and, for the avoidance of doubt, not including constructive, reckless or negligent fraud) in the making of the representations and warranties in this Agreement (as modified by the Disclosure Schedules), any certificate delivered hereunder or, in the case of Parent, in the making of the representations and warranties in the Contribution and Exchange Agreement.

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Fundamental Representations” shall mean the representations and warranties set forth in Sections 4.1 (Organization), 4.2 (Capitalization), 4.3 (Authorization), 4.25 (No Brokers), 5.1 (Organization), 5.3 (Authorization) and 5.8 (No Brokers) and in Sections 4.3(a), (b), (c), (d), (e) and (f) of the Contribution and Exchange Agreement.

“GAAP” shall mean United States generally accepted accounting principles and practices, consistently applied.

“Governmental Authority” shall mean any United States, foreign, supra-national, federal, state, provincial, local or self-regulatory governmental, regulatory or administrative authority, agency, division, body, state board, stock exchange, organization or commission or any judicial or arbitral body.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In-the-Money Option” shall mean a Company Option with an exercise price per share that is less than the Per Share Payment applicable to the shares of Company Common Stock underlying such Company Option.

“Indebtedness” shall mean, without duplication, as of a particular time: (a) all obligations of any member of the Company Group for borrowed money; (b) all obligations of any member of the Company Group evidenced by bonds, notes or other similar instruments or debt securities; (c) all obligations of any member of the Company Group in respect of letters of credit and bankers’ acceptances, in each case, to the extent drawn; (d) all obligations and liabilities of any member of the Company Group under leases recorded, or required under GAAP to be recorded, as capital leases; (e) net obligations of any member of the Company Group arising under any hedging or swap agreements; (f) liabilities of any member of the Company Group to pay any earnout or deferred purchase price of property or services; (g) all guarantees of any member of the Company Group in connection with any of the foregoing; and (h) any accrued interest and prepayment premiums, fees, expenses or penalties payable in connection with the items in the foregoing clauses (a) through (g) upon the repayment or prepayment thereof; provided, that “Indebtedness” shall not include (i) any such liabilities or obligations between the Company and any of its wholly owned Subsidiaries or between any wholly owned Subsidiary of the Company and another wholly owned Subsidiary of the Company or (ii) ordinary course trade payables.

“Indemnified Taxes” shall mean (a) any Taxes of any member of the Company Group with respect to any Pre-Closing Tax Period (determined in accordance with Section 6.6(a)(iii)) to the extent not reflected in the Tax Liability Amount, Transaction Expenses or Leakage, as set forth on the Closing Expenses Certificate, (b) any Taxes for which a member of the Company Group (or a predecessor of such member) is held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date, (c) [*****] of any Transfer Taxes and (d) any withholding Taxes imposed with respect to the transactions contemplated by this Agreement for which Parent or its Affiliates or other applicable withholding agent did not withhold.

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Indemnity Escrow Funds” means the amount of cash held from time to time by the Escrow Agent in the Indemnity Escrow Account pursuant to the Escrow Agreement.

“Intellectual Property” shall mean all worldwide intellectual property and proprietary rights, existing now or in the future, in any jurisdiction, whether registered or unregistered, including, but not limited to (a) trademarks, trade names, service marks, trade dress, business names (including any fictitious or “dba” names), slogans, symbols, logos, all translations, adaptations, derivations and combinations of the foregoing and other forms indicia or origin, whether or not registrable as a trademark in any given country, together with all goodwill associated therewith, and registrations and applications for registration of the foregoing (collectively, “Marks”); (b) patents, published, or unpublished nonprovisional and provisional patent applications (and any patents that issue as a result of those patent applications), including the right to file other or further applications, and inventions (whether or not patentable or whether or not reduced to practice), invention disclosures, together with all improvements, reissues, continuations, continuations-in-part, revisions, divisional, extensions and re-examinations (collectively, “Patents”); (c) original works of authorship in any medium of expression, whether or not published, all copyrights therein, together with any moral rights related thereto, and copyrightable works, including all rights of authorship, use, publication, reproduction, distribution, performance, transformation and ownership and all registrations and applications for registration of such copyrights, together with all other interests accruing by reason of international copyright conventions (collectively, “Copyrights”); (d) Internet domain names (collectively, “Domain Names”); (e) social media accounts registered by or for, or held in the name of, the Company Group; (f) Software, (g) all proprietary information and materials, whether or not patentable or copyrightable, and whether or not reduced to practice, including all technology, ideas, research and development, inventions, designs, manufacturing and operating specifications and processes, schematics, know-how, formulae, customer and supplier lists, shop rights, designs, drawings, patterns, trade secrets, confidential information, technical data, databases, data compilations and collections, web addresses and sites, Source Code, architecture and documentation (collectively, “Trade Secrets”); (h) rights of endorsement, publicity or privacy rights to name and likeness, and similar rights; (i) all other intangible assets, properties and rights and (j) all claims, causes of action, rights to sue for past, present and future infringement or unconsented use of any of the foregoing, the right to file applications and obtain registrations, all copies and tangible embodiments of any of the foregoing (in whatever form or medium), and all products, proceeds, rights of recovery and revenues arising from or relating to any and all of the foregoing.

“IRS” shall mean the United States Internal Revenue Service or any successor agency.

“Knowledge” or “Knowledge of the Company” [*****]

“Law” shall mean any constitutional provision, act, statute or other law, ordinance, rule, regulation or binding interpretation of any Governmental Authority and any binding and enforceable decree, injunction, judgment, order, ruling, assessment, writ or similar form of decision or determination issued by a Governmental Authority.

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Leakage” shall mean (a) any directors’ fees paid by any member of the Company Group (in each case, whether cash or non-cash) or the payment of any management, monitoring, advisory, supervisory or other equityholder payments by any member of the Company Group to any Company Equityholder or an Affiliate thereof, other than pursuant to Contracts set forth on Schedule 10.1; (b) the assumption by any member of the Company Group of any liability of, or the making of any payment to, any Affiliate of the Company Group (that is not a member of the Company Group); (c) any gift or gratuitous payment by any member of the Company Group other than pursuant to Contracts set forth on Schedule 10.1; (d) any increases in compensation or benefits to any current or former officer, director, manager, employee or other individual service provider of the Company Group other than increases in the ordinary course of business that have been disclosed to Parent prior to the date hereof; (e) the forgiveness of any Indebtedness or claim owed to any member of the Company Group (other than by any other Member of the Company Group), excluding the forgiveness, release or waiver of immaterial claims against customers in the ordinary course of business; (f) any Taxes payable by any member of the Company Group (or, following the Closing, Parent or any of its Affiliates) in connection with any of the foregoing activities during a Pre-Closing Tax Period, to the extent not reflected in the Tax Liability Amount as set forth on the Closing Expenses Certificate; (g) Deferred Payroll Taxes; and (h) any amounts paid or payable to any employee of any member of the Company Group in connection with his or her termination of employment, to the extent such amounts [*****]

“Liability” shall mean any liability or obligation, whether known or unknown, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, asserted or unasserted, due or to become due, direct or indirect, contingent, conditional, derivative, joint, several or secondary.

“Losses” shall mean and include any loss, damage, injury, settlement, judgment, award, fine, penalty, Tax, fee (including any reasonable outside legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation, defense and settlement and interest and penalties) or expense of any nature except for any punitive or exemplary damages (unless such damages are actually payable to a third party in connection with a Third-Party Claim).

“Material Customer” shall mean the Persons set forth on Section 4.24(a) of the Disclosure Schedule.

“Misconduct” shall mean (i) any unlawful, illegal, fraudulent or deceptive conduct, (ii) harassment or discrimination, (iii) other acts of a similar nature that could reasonably be expected to bring the Company Group into public contempt, ridicule or disrepute or be materially injurious to the business, reputation or finances of the Company Group, or any officer or manager of the Company Group, (iv) if made to a subordinate, (A) sexual advances, (B) lewd or sexually explicit comments, or (C) the sending of sexually explicit images or messages (excluding sexually explicit images or messages that are part of legitimate works for the Company Group); (v) if made to a Person who has not invited such conduct and, at the time, could reasonably regard the maker of the advances or comments as having the power to influence or impair the recipient’s career advancement or the success of the recipient’s business projects, (A) sexual advances or (B) sexually explicit comments; or (vi) any retaliatory act for refusing or opposing any of the above.

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Open Source Software” shall mean any Software that is licensed, distributed or conveyed as “open source software,” “free software,” “copyleft” or under a similar licensing or distribution model, or under a contract that requires as a condition of its use, modification or distribution that other Software into which such Software is incorporated or with which such Software is combined or distributed or that is derived from or links to such Software, be disclosed or distributed in Source Code form, delivered at no charge or be licensed, distributed or conveyed under some or all of the terms as such contract (including Software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License, Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org).

“Option Award Promise” means each offer letter, employment agreement or other agreement with a member of the Company Group that provides for the Promised Optionee that is the subject thereof to receive an award of Company Options that has not yet been granted, as set forth on Section 4.2(c) of the Disclosure Schedule.

“Optionholders” shall mean holders of Company Options.

“Order” shall mean any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) contract with any Governmental Authority that is or has been entered into in connection with any Action.

“Organizational Documents” shall mean (a) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of any other Person; and (f) any amendment to any of the foregoing.

“Parent Stock” shall mean registered participation certificates (Namenpartizipationsschein) having a nominal value of CHF 1.00, representing Parent’s participation capital (Partizipationskapital).

“Pending Claims Amount” shall mean the amount that would be necessary in Parent’s reasonable good faith judgment to satisfy any then pending and unsatisfied or unresolved claims for indemnification by any Parent Indemnitee (and eligible to be recovered from the Indemnity Escrow Funds in accordance with this Agreement) specified in any Claim Certificate or Third-Party Claim Notice delivered to the Equityholder Representative prior to such date if such claims were resolved in full in favor of the Parent Indemnitees.

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Per Share Payment” shall mean, with respect to any share of Company Capital Stock, the amount that would be distributed in respect of such share pursuant to Article FOURTH, Section B.2 of the Amended and Restated Certificate of Incorporation upon the consummation of a Deemed Liquidation Event (as defined in the Amended and Restated Certificate of Incorporation) that gives rise to an aggregate distribution amount equal to the Aggregate Closing Consideration Value, with such amount calculated as of immediately prior to the Effective Time and prior to giving effect to any cancellation of Rollover Shares. For the avoidance of doubt, (i) the Per Share Payment payable with respect to a share of each class or series of Company Capital Stock will be properly set forth on the Closing Consideration Schedule (including with respect to each Stockholder’s contingent right to disbursements from the Indemnity Escrow Account and of the Representative Expense Fund) and (ii) all shares of Company Common Stock subject to Company Warrants or In-the-Money Options or deemed to be subject to an Option Award Promise outstanding as of immediately prior to the Effective Time and the transactions contemplated by the Contribution and Exchange Agreement will be considered as outstanding for purposes of calculating the Per Share Payment.

“Permits” shall mean all licenses, permits, franchises or similar authorizations of any Governmental Authority, whether foreign, federal, state or local, or any other Person.

“Permitted Encumbrance” shall mean: (a) mechanics’, carriers’, repairmans’, materialmen’s and similar Encumbrances not yet due and payable or which are being contested in good faith and for which adequate reserves have been established; (b) Encumbrances for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings for which a reserve has been established in accordance with GAAP on the Financial Statements; (c) purchase money Encumbrances and Encumbrances securing rental payments under capital lease arrangements; (d) in the case of tangible personal property or owned or leased real property, covenants, conditions, restrictions, easements, survey exceptions, imperfections of title and other similar matters which do not materially detract from the value of, or materially interfere with the present or presently contemplated use of, the property subject thereto or affected thereby; and (e) other than with respect to the capital stock of any member of the Company Group, Encumbrances individually or in the aggregate, that would not reasonably be expected to be material to the Company and its Subsidiaries.

“Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

“Personal Information” shall mean any information that identifies or, alone or in combination with any other information, could reasonably be used to identify, a natural Person or device, including name, street address, telephone number, email address, identification number issued by a Governmental Authority, credit card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information, where such information constitutes personal information or a similar term

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

under applicable Privacy and Information Security Laws, in addition to any definition of any similar term (e.g., “personal data,” “personal information,” or “personally identifiable information” or “PII”) as defined by applicable Privacy and Information Security Laws governing the collection, use, storage, and/or disclosure of information about a natural Person or device.

“Pre-Closing Tax Period” shall mean (a) any Tax period ending on or before the Closing Date and (b) with respect to any Straddle Period, the portion of such period ending on the Closing Date.

“Privacy and Information Security Laws” shall mean (i) all applicable Laws, and all regulations concerning the processing, protection, privacy or security of Personal Information, (including, where applicable, Laws of jurisdictions where Personal Information was collected), including, as applicable, data-breach notification Laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection Laws, data security Laws, and Laws concerning email, text message, or telephone communications, including: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the California Consumer Privacy Act of 2018 (“CCPA”), the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the General Data Protection Regulation 2016/679 (“GDPR”), the UK Data Protection Act 2018 (“UK DPA”), the UK General Data Protection Regulation as defined by the UK DPA as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc) (EU Exit) Regulations 2019 (“UK GDPR”), and the Privacy and Electronic Communications Regulations 2003, and Directive 2002/58/EC concerning the processing of personal data and the protection of privacy in the electronic communications sector (and any national legislation that implements it), in each case as applicable and in force, and as amended, consolidated, re-enacted or replaced, and all other similar international, federal, state, provincial, and local Laws, as applicable, and (ii) any applicable published industry best practice or other standard in which the Company Group or any of its Subsidiaries operate as a party that pertains to privacy or restrictions or obligations related to the Processing of Personal Information or direct marketing to consumers or consumer protection.

“Processor” shall means any Person which processes Personal Information on behalf of a third party, including: (i) a “data processor” as defined under the GDPR; (ii) a “service provider” as defined under the CCPA; and (iii) any similar term under applicable Privacy and Information Security Laws.

“Promised Optionees” means each employee or other service provider that has received an Option Promise Award, as set forth on Section 4.2(c) of the Disclosure Schedule.

“Pro Rata Indemnity Portion” shall mean, with respect to each Stockholder, a percentage equal to the quotient of (a) the aggregate value of the consideration payable to such Stockholder (including with respect to any Company Warrants held by such Stockholder) pursuant to this Agreement and the Contribution and Exchange Agreement, as set forth on the Closing Consideration Schedule divided by (b) aggregate value of the consideration payable to all Stockholders (including with respect to the Company Warrants held by the Stockholders) pursuant

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

to this Agreement and the Contribution and Exchange Agreement, as set forth on the Closing Consideration Schedule; provided that shares of Company Stock deemed issued upon the exercise of In-the-Money Options or deemed subject to Option Award Promises shall be excluded in determining the applicable Stockholders’ respective Pro Rata Indemnity Portions.

“Pro Rata Portion” shall mean, with respect to each Stockholder, a percentage equal to the quotient of (a) the number of outstanding shares of Company Capital Stock owned by such Stockholder (in the case of Company Preferred Stock, on an as converted to Company Class A Common Stock basis; and including any shares of Company Capital Stock subject to Company Warrants held by such Stockholder), divided by (b) the total number of outstanding shares of Company Capital Stock owned by all Stockholders (in the case of Company Preferred Stock, on an as converted to Company Class A Common Stock basis; and including any shares of Company Capital Stock subject to Company Warrants held by the Stockholders); provided that shares of Company Stock deemed issued upon the exercise of In-the-Money Options or deemed subject to Option Award Promises shall be excluded in determining the applicable Stockholders’ respective Pro Rata Portions.

“Property Taxes” shall mean all property Taxes, personal property Taxes and similar ad valorem Taxes.

“Related Parties” shall mean, with respect to a particular Person, each present Affiliate, successor and assign of such Person, any immediate family member of any of the foregoing, and any Affiliate of any of the foregoing; provided, however, that the Company Group shall not be included in the “Related Parties” of the Company Equityholders or any member of the Company Group.

“R&W Insurance Policy” shall mean the buyer-side policy of insurance attached hereto as Exhibit F bound with Ethos Specialty Insurance Services LLC, dated as of or prior to the date hereof.

“SEC” shall mean the Securities and Exchange Commission of the United States of America.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or object code, (b) databases, data aggregation programs and search engine technologies, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (d) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” shall mean computer software in a form that is readily suitable for review and edit by trained programmers, including related programmer comments and documentation embedded therein.

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Stockholder” shall mean any holder of Company Capital Stock immediately prior to the Effective Time.

“Straddle Period” shall mean any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” shall mean, with respect to any Person of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).

“Tax” shall mean (a) any and all taxes, including, without limitation, any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, escheat, environmental or windfall profit, custom duty or other tax, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority with respect thereto and (b) any liability for any of the foregoing pursuant to applicable Law, as a transferee or successor, by Contract or otherwise (in each case, excluding, for the avoidance of doubt, customary contracts entered into in the ordinary course of business with a principal purpose unrelated to Tax).

“Tax Liability Amount” shall mean the Company’s good faith estimate of the amount as set forth on the Closing Expenses Certificate and which shall be equal to the unpaid Tax liabilities of the Company Group for Pre-Closing Tax Periods; provided that the Tax Liability Amount shall be determined (a) as of the close of business on the Closing Date, as if the taxable year of each member of the Company Group ended on such date, and all Taxes arising in the Pre-Closing Tax Period were due and payable, (b) by applying all Transaction Tax Deductions to the extent actually available to be applied against such unpaid income Tax liabilities under applicable Law, (c) taking into account all available net operating losses and Tax credit carryforwards of the Company Group from any Pre-Closing Tax Period to the extent actually available to be applied against such unpaid income Tax liabilities under applicable Law, (d) without regard to deferred Tax assets and liabilities (including Deferred Payroll Taxes), (e) without regard to Tax payments made during the Interim Period, and (f) without regard to any Tax refund receivables, except to the extent that any Tax refund receivable is actually available to be applied (as a Tax payment in respect of such Tax or as a credit elect) against such unpaid income Tax liabilities under applicable Law. For the avoidance of doubt, the Tax Liability Amount cannot be a negative number.

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Transaction Expenses” shall mean the following, whether or not paid by the Company Group prior to the Closing: (a) all costs, fees and expenses (including all fees and disbursements of counsel, investment banks, financial advisors and accountants) paid or payable by any member of the Company Group in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and the negotiation and preparation of this Agreement and the Ancillary Agreements, whether or not invoiced (including any such amounts paid to any third party in connection with obtaining any consent, waiver or approval required to be obtained in connection with the consummation of the transactions); (b) [*****] of the aggregate premium, underwriting free, premium tax and broker compensation payable in connection with obtaining the R&W Insurance Policy; (c) the premium for the D&O Tail Policy; (d) [*****] of all Transfer Taxes; (e) all transaction, retention, change of control or similar bonuses or payments, severance payments or benefits or other payments or other forms of compensation or benefits that are created, accelerated, accrue or become payable by any member of the Company Group to any present or former director, employee or consultant thereof, in each case, as a result of the Closing or the transactions contemplated by this Agreement and the Ancillary Agreements (but not including payments in respect of the Option Award Promises or any “double trigger” severance payments that require a termination of employment following the Closing); (f) any and all severance payments and benefits relating to a termination of employment occurring on or prior to the Closing, except in connection with any such termination effected at the direction of Parent (for the avoidance of doubt, excluding severance payments made prior to the date of this Agreement); and (g) the employer portion of all Taxes (including employment and payroll taxes, social security and national insurance contributions and other similar amounts) required to be paid by the Parent, any of its Subsidiaries or any member of the Company Group in connection with payments made under clauses (e) or (f) hereof, the payments in respect of the Option Award Promises, or the deemed exercise of the In-the-Money Options in accordance with Section 2.4(a) (and the related payments to Optionholders to the extent paid or accrued on or prior to the Closing Date) (for the avoidance of doubt, the payments of Transaction Expenses and payments in respect of In-the-Money Options to be made in connection with the Closing shall be deemed accrued as of the Closing Date).

“Transaction Tax Deductions” shall mean all applicable deductions for income tax purposes to the extent at least “more likely than not” deductible by any Company Group in the Pre-Closing Tax Period attributable to (a) Transaction Expenses, (b) unamortized financing fees or (c) payments to Optionholders and Promised Optionees pursuant to Section 2.4 or pursuant to the Contribution and Exchange Agreement; provided, that, for this purpose, the parties agree that a 70% deduction of any success based investment banking or other fees shall be made pursuant to the safe harbor election of Rev. Proc. 2011-29.

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

“VDR” shall mean the virtual data site entitled “Project Andretti” maintained by Ansarada.

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Warrant Holders” shall mean holders of Company Warrants.

The following terms shall have the meanings defined for such terms in the Sections set forth below:

Defined Term	Section
Affiliate Contract	4.10(a)(xi)
Agreement	Preamble
Acquisition Engagement	10.20(a)
Book-Entry Shares	2.3(b)(ii)
Business Systems	4.15(e)
CCPA	10.1
Certificates	2.3(b)(i)
Certificate of Merger	1.2(a)
Claim Certificate	7.4(a)
Closing	3.1
Claim Certificate	7.4(a)
Closing Consideration Schedule	2.5(c)
Closing Date	3.1
Company	Preamble
Company Intellectual Property	4.15(b)
Company Licensed Intellectual Property	4.15(b)
Company Registered Intellectual Property	4.15(a)
Company Written Consent	6.5(a)
Consenting Stockholders	Recitals
Continuing Employee	6.13(a)
Contributed Aggregator Shares	Recitals
Contributed Cash	Recitals
Contributed Direct Shares	Recitals
Contribution and Exchange Agreement	Recitals
Contributor	4.15(d)
Copyrights	10.1
D&O Tail Policy	6.7(b)
Deductible	7.3(a)
DGCL	Recitals
Dissenting Shares	2.3(a)
DLA Piper	10.20(a)
DOJ	6.4(c)
Domain Names	10.1
Effective Time	1.2(a)
Environmental Laws	4.23
Equityholder Indemnitees	7.2(b)
Equityholder Representative	Preamble
Excess Dissenting Share Payments	2.3(b)
Financial Statements	4.6(a)
FTC	6.4(c)

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

GDPR	10.1
Indemnified Party	7.4(a)
Indemnifying Party	7.4(a)
Indemnity Escrow Account	2.6(a)
Indemnity Escrow Amount	2.6(a)
Insurance Policies	4.21
Interim Period	6.1(a)
Latest Balance Sheet	4.6(a)
Leased Real Property	4.17(b)
Leases	4.17(b)
Letter of Transmittal	2.3(b)(i)
Malicious Code	4.15(h)
Management Aggregator	Recitals
Marks	10.1
Material Contract	4.10(a)
Merger	Recitals
Merger Sub	Preamble
Non-US Plans	4.19(i)
OFAC	4.13(c)
Option Cancellation Agreement	2.4(a)
Outside Date	9.1(b)
Parent	Preamble
Parent Indemnitees	7.2(a)
Paying Agent	2.3(a)
Paying Agent Agreement	2.3(a)
Privacy Contracts	4.16(a)
Privacy Policies	4.16(c)
Parent	Preamble
Patents	10.1
Released Claims	10.18
Released Parties	10.18
Releasor	10.18
Related Person	4.20
Relevant Tax Contest	6.6(d)(i)
Representative Expense Fund	2.6(b)
Representative Losses	10.19(c)
Rollover Shares	Recitals
Sample Consideration Schedule	2.5(b)
Sanctioned Persons	4.13(c)
Sanctions Laws	4.13(c)
Security Incident	4.16(f)
Series A Preferred Stock	10.1
Series A-1 Preferred Stock	10.1
Stockholder Notice	6.5(b)
Survival Period Termination Date	7.1
Surviving Corporation	1.1(a)

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Tangible Assets	4.9
Tax Contest	6.6(d)(i)
Third-Party Claim	7.5(a)
Trade Secrets	10.1
Transfer Taxes	6.6(c)
UK DPA	10.1
UK GDPR	10.1
WARN Act	4.18(f)
Warrant Termination Agreement	Recitals

10.2    Usage; Disclosure Schedules.

(a)    When a reference is made herein to a Section or Exhibit, such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein; provided that, for purposes of Article IV and Article V, statutes shall mean such statutes as in effect as of the date of this Agreement. References to a Person are also to its permitted successors and assigns. Unless otherwise specified herein, (a) “or” shall be construed in the inclusive sense of “and/or”; (b) words (including capitalized terms defined herein) in the singular shall be construed to include the plural and vice versa, and words (including capitalized terms defined herein) of one gender shall be construed to include the other gender as the context requires; (c) the terms “hereof” and “herein” and words of similar import shall be construed to refer to this Agreement as a whole (including all the Exhibits and the Disclosure Schedule) and not to any particular provision of this Agreement; (d) all references to “$” or dollars shall refer to United States Dollars; (e) “including” shall be deemed to mean “including, without limiting the generality of the foregoing”; (f) “ordinary course of business” shall be deemed to mean “ordinary course of business consistent with past practice”; (g) for the purposes of this Agreement, references to the term “delivered by the Company,” “delivered to Parent,” “furnished to Parent,” “made available to Parent” or similar expressions shall mean that the Company has posted such materials to the VDR, in a manner that enables viewing of such materials by Parent and its representatives, at [*****] prior to the date of this Agreement (or later, if such materials are listed on Schedule 10.2(g)); (h) references to any document, instrument or agreement (including this Agreement) (i) includes and incorporates all exhibits, schedules and other attachments thereto, and (ii) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time; and (i) references to a particular Law (i) means such Law, as amended, modified, supplemented or succeeded from time to time and in effect at any given time and (ii) shall be deemed also to refer to all rules and regulations promulgated thereunder; provided that, for purposes of Article IV and Article V, such Law shall mean such Law as in effect as of the date of this Agreement.

(b)    The Disclosure Schedule set forth items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to a representation or warranty contained in Article IV or Article V or to

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

one or more of the covenants contained in Article VI, except that any information set forth in one section of the Disclosure Schedule shall be deemed to apply to all other sections or subsections thereof to the extent that such applicability is reasonably apparent on the face of such disclosure.

10.3    Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties; provided that Parent may, without the consent of the Company, assign all or any portion of their rights and obligations hereunder to an Affiliate of Parent; provided, further, that Parent may, without the consent of the Company, collaterally assign its rights, but not its obligations, under this Agreement to any of its financing sources or any agent or collateral trustee for such financing sources. No such assignment shall release the assignor from any of its obligations hereunder.

10.4    Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.5    Consent to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware, or Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby, and each party hereto hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts; (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Chancery Court of the State of Delaware or, to the extent permitted by law, in such Federal court; (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Chancery Court of the State of Delaware or Federal court; and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Chancery Court of the State of Delaware or Federal court. Each party hereto agrees that (i) this Agreement involves at least $100,000 and (ii) this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.9. Notwithstanding the foregoing, the parties may enforce any Order of the foregoing courts in any court or other Governmental Authority in any jurisdiction.

10.6    Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS DELIVERED IN

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (C) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

10.7    Counterparts. This Agreement may be executed in one or more counterparts (including by email and PDF), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

10.8    Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits, appendices and schedules will, unless otherwise provided, refer to sections and paragraphs hereof and exhibits, appendices and schedules attached hereto, all of which exhibits, appendices and schedules are incorporated herein by reference.

10.9    Notices. All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by electronic mail with a copy sent by another means specified herein; the Business Day after it is sent if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g. Federal Express); and five (5) Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. In each case notice shall be addressed as follows:

If to the Company (prior to the Closing), addressed to:

Atrium Sports, Inc.

980 6th Avenue, 2nd Floor

New York, NY 10018

[*****]

[*****]

With a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

500 8th Street, NW

Washington, DC 20004

[*****]

[*****]

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

If to the Equityholder Representative, addressed to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

[*****]

[*****]

[*****]

[*****]

With a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

500 8th Street, NW

Washington, DC 20004

[*****]

[*****]

If to Parent, Merger Sub or the Surviving Corporation, addressed to:

Sportradar Group

Dingolfinger Str. 4

81673 Munich

Germany

[*****]

[*****]

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street, NW

Washington, D.C. 20004

[*****]

[*****]

or to such other place and with such other copies as such party may designate for the purpose by written notice to the other parties.

10.10    Amendments; Waivers.

(a)    This Agreement may not be amended or modified except in an instrument in writing signed (i) if prior to the Closing, by the Company and Parent or (ii) if after the Closing, by the Equityholder Representative and Parent, in each case, to the extent permitted by applicable Law.

(b)    No purported waiver of any provision of this Agreement shall be binding upon any of the parties to this Agreement unless: (i) with respect to waivers by the Company, the Company has duly executed and delivered to Parent a written instrument which states that it

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

constitutes a waiver of one or more provisions of this Agreement; (ii) with respect to waivers by the Equityholder Representative, the Equityholder Representative has duly executed and delivered to Parent a written instrument which states that it constitutes a waiver of one or more provisions of this Agreement; and (iii) with respect to waivers by Parent or Merger Sub, Parent has duly executed and delivered to the Company or the Equityholder Representative (as applicable) a written instrument which states that it constitutes a waiver of one or more provisions of this Agreement. Any such waiver shall be effective only to the extent specifically set forth in such written instrument. Neither the exercise (from time to time and at any time) by a party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter. No waiver of any right, power or remedy of a party shall be deemed to be a waiver of any other right, power or remedy of such party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

10.11    Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

10.12    Entire Agreement. This Agreement and the Ancillary Agreements and the Confidentiality Agreement, together with all exhibits, appendices and schedules (including the Disclosure Schedule), constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties hereto with respect to the subject matter hereof.

10.13    Construction. Each party hereto agrees that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.14    No Personal Liability. This Agreement and all documents, understandings and arrangements relating hereto and/or to the transactions contemplated hereby have been negotiated, executed and delivered on behalf of the parties hereto by their respective officers, directors, employees, members, managers, partners, attorneys and/or agents in their representative capacities and not individually, and, except as set forth in this Agreement, no officer, director, employee, member, manager, partner, attorney or agent of any party hereto, or any other Person that is not an express party hereto, shall be bound or held to any personal liability or responsibility in connection with the agreements, obligations and undertakings by the parties hereunder and/or, unless an express party thereto, under any documents, understandings and arrangements relating hereto and/or to the transactions contemplated hereby; provided, for the avoidance of doubt and

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

notwithstanding the foregoing, that the Company Equityholders shall be bound or held to personal liability and responsibility with respect to (i) the indemnification obligations set forth in Article VII (to the extent set forth therein) and (ii) the entirety of Section 10.19.

10.15    Fees, Costs and Expenses. Except as otherwise set forth in this Agreement, each of the parties shall bear all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel or other representatives and consultants and appraisal fees, costs and expenses) incurred by such party hereto in connection with the negotiation of this Agreement and the Ancillary Agreements, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. For the avoidance of doubt, the Company Group shall bear all fees, costs and expenses that are Transaction Expenses (which, for the avoidance of doubt, shall reduce the Aggregate Closing Consideration Value).

10.16    No Third-Party Beneficiaries. This Agreement and all of its conditions and provisions are for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision hereof; provided, however, that (i) any Person that is not a party to this Agreement but, by the terms of Article VII, is entitled to indemnification shall be considered a third-party beneficiary thereof and (ii) Section 6.7 shall be enforceable by the Persons named in Section 6.7(c).

10.17    Specific Enforcement. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

10.18    Release. Effective as of the Closing, each Company Equityholder (each, a “Releasor”), each on behalf of themselves and their Related Parties, hereby unconditionally and irrevocably and forever release and discharge Parent, Merger Sub, their respective Affiliates (including the Company Group) and its and their respective successors and assigns, and any past, present or former directors, managers, officers, employees, equityholders, representatives, agents, successors and assigns of any of the foregoing (each, a “Released Party”), of and from, and hereby unconditionally and irrevocably waive, any and all claims, debts, Losses, expenses, proceedings, covenants, Liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and Liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at Law or in equity (collectively, the respective “Released Claims”) that such Releasor ever had, now has or ever may have or claim to have against

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

any Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing; provided, however, that this release (i) does not extend to claims relating to any breach or alleged breach of this Agreement or any of the provisions set forth herein or in the agreements, exhibits or other documents executed and delivered in connection herewith and (ii) shall not affect any employment-related matters or matters affecting any Releasor in his or her capacity (or any of Releasor’s representatives in his or her capacity) as a director, officer or employee of any member of the Company Group. Each Releasor shall not, and shall cause its Related Parties not to, make any claim against any Released Party for any matter released by this Section 10.18. For the avoidance of doubt, the Released Claims include all claims with respect to any failure of the Closing Consideration Schedule to allocate amounts in accordance with the Amended and Restated Certificate of Incorporation or any Company Equity Plan. Without limiting the foregoing, each Releasor, on behalf of itself and its Related Parties hereby irrevocably and unconditionally acknowledges and agrees that the consideration payable to such Releasor pursuant to this Agreement or any of the provisions set forth herein or in the agreements, exhibits or other documents executed and delivered in connection herewith, as set forth on the Closing Consideration Schedule, is final and binding notwithstanding any difference from that as would be calculated in accordance with the Amended and Restated Certificate of Incorporation or any Company Equity Plan.

10.19    Appointment of the Equityholder Representative.

(a)    By voting in favor of the adoption of this Agreement, the approval of the principal terms of the Merger, and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Company Equityholders shall be deemed to have approved the designation of, and hereby designates, Shareholder Representative Services LLC as of the Closing as the Equityholder Representative and as the representative, agent and attorney-in-fact of each Company Equityholder for all purposes in connection with this Agreement and the agreements ancillary hereto. The Equityholder Representative shall have the right to enforce this Agreement on behalf of itself and the Company Equityholders, including without limitation Article II and Article III relating to the exchange of Company Capital Stock, Company Options, Option Award Promises and Company Warrants, as applicable, and the payment and delivery of consideration therefor, and Article V.

(b)    The Equityholder Representative may resign at any time. If the Equityholder Representative shall resign or be removed by the Company Equityholders, the Company Equityholders shall (by consent of those Persons entitled to at least a majority of the Aggregate Closing Consideration Value), within ten (10) days after such resignation or removal, appoint a successor to the Equityholder Representative. Any such successor shall succeed the former Equityholder Representative as the Equityholder Representative hereunder.

(c)    The Equityholder Representative will incur no liability of any kind with respect to any action or omission by the Equityholder Representative in connection with its services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Equityholder Representative’s gross negligence or willful misconduct. The Equityholder Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Company Equityholders shall indemnify, defend and hold

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

harmless the Equityholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Equityholder Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Equityholder Representative, the Equityholder Representative will reimburse the Company Equityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Equityholder Representative by the Company Equityholders, any such Representative Losses may be recovered by the Equityholder Representative from (i) the funds in the Representative Expense Fund and (ii) any other funds that become payable to the Company Equityholders under this Agreement at such time as such amounts would otherwise be distributable to the Company Equityholders; provided, that while this section allows the Equityholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Company Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Equityholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Equityholder Representative be required to advance its own funds on behalf of the Company Equityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Equityholder Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Equityholder Representative or the termination of this Agreement.

10.20    Legal Representation.

(a)    Parent, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Corporation) acknowledges that DLA Piper LLP (US) (“DLA Piper”) has acted as counsel for the Company in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”), and in connection with this Agreement and the transactions contemplated hereby, DLA Piper has not acted as counsel for any other Person, including Parent or Merger Sub.

(b)    Only the Company shall be considered a client of DLA Piper in the Acquisition Engagement. Notwithstanding the foregoing, Parent, on behalf of itself and its Affiliates (including after the Closing, the Surviving Corporation) acknowledges and agrees that all confidential communications between the Company Equityholders, the Company and their respective Affiliates, on the one hand, and DLA Piper, on the other hand, with respect to the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the Company Equityholders (and the Equityholder Representative), and not the Company, and shall not pass to or be claimed, held, or used by Parent or the Surviving Corporation upon or after the Closing. Accordingly, Parent shall not have access to any such communications, or to the files of DLA Piper relating to the Acquisition Engagement, whether or not the Closing occurs.

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of DLA Piper in respect of the Acquisition Engagement constitute property of the client, only the Company Equityholders (and the Equityholder Representative) shall hold such property rights and (ii) DLA Piper shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Surviving Corporation or Parent by reason of any attorney-client relationship between DLA Piper and the Company or otherwise. Parent, on behalf of itself and its Affiliates (including after the Closing, the Surviving Corporation) irrevocably waives any right it may have to discover or obtain information or documentation relating to the Acquisition Engagement, to the extent that such information or documentation was subject to an attorney-client privilege, work product protection or other expectation of confidentiality. If and to the extent that, at any time subsequent to Closing, Parent or any of its Affiliates (including after the Closing, the Surviving Corporation) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Company or its Affiliates and any Person representing them that occurred at any time prior to the Closing, Parent, on behalf of itself and its Affiliates (including after the Closing, the Surviving Corporation) shall be entitled to waive such privilege only with the prior written consent of the Equityholder Representative (such consent not to be unreasonably withheld). Notwithstanding the foregoing, in the event a dispute arises between Parent or its Subsidiaries (including the members of the Company Group), on the one hand, and a third party after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by DLA Piper to such Person.

(c)    Parent, on behalf of itself and its Affiliates (including after the Closing, the Surviving Corporation) expressly (i) consents to DLA Piper’s representation of the Company Equityholders and/or their Affiliates and/or any of their respective agents, including the Equityholder Representative (if any of the foregoing Persons so desire), in any matter, including, without limitation, any post-Closing matter in which the interests of Parent and the Surviving Corporation, on the one hand, and any of the Company Equityholders or any of their Affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated by this Agreement, and whether or not such matter is one in which DLA Piper may have previously advised the Company Equityholders, the Company or their respective Affiliates and (ii) consents to the disclosure by DLA Piper to the Company Equityholders, their Affiliates and/or any of their respective agents, including the Equityholder Representative, of any information learned by DLA Piper in the course of its representation of the Company, whether or not such information is subject to attorney-client privilege, attorney work product protection, or DLA Piper’s duty of confidentiality.

(d)    From and after the Closing, DLA Piper, in its sole discretion, shall be permitted to withdraw from representing the Surviving Corporation in order to represent or continue so representing the Company Equityholders, their Affiliates and/or any of their respective agents, including the Equityholder Representative.

(e)    The Company Equityholders, the Company and Parent consent to the arrangements in this Section 10.20 and waive any actual or potential conflict of interest that may be involved in connection with any representation by DLA Piper permitted hereunder.

[SIGNATURE PAGE FOLLOWS]

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first set forth above.

SPORTRADAR HOLDING AG

By:	/s/ Carsten Koerl
Name: Carsten Koerl
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

ANDRETTI MERGER SUB, INC.

By:	/s/ Eduard Blonk
Name: Eduard Blonk
Title President

[Signature Page to Agreement and Plan of Merger]

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

ATRIUM SPORTS, INC.

By:	/s/ Mark Silver
Name: Mark Silver
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Certain confidential information contained in this document, marked by [*****], has been omitted because Sportradar Holding AG (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Equityholder Representative

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Managing Director

[Signature Page to Agreement and Plan of Merger]